                                                                     Exhibit 2.3


                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                               SEPTEMBER 20, 2004

                                  BY AND AMONG

                               HEALTHSCRIBE, INC.,

                            MTS GROUP HOLDINGS, INC.

                                       AND

                              HSI MERGER SUB, INC.

                                TABLE OF CONTENTS

ARTICLE I -- CERTAIN DEFINITIONS...........................................    1
   Section 1.1   Certain Definitions.......................................    1
   Section 1.2   Interpretation............................................   14
   Section 1.3   Accounting Terms..........................................   14

ARTICLE II -- THE MERGER...................................................   14
   Section 2.1   The Merger................................................   14
   Section 2.2   Certificate of Merger.....................................   15
   Section 2.3   Certificate of Incorporation..............................   15
   Section 2.4   By-laws...................................................   15
   Section 2.5   Officers..................................................   15
   Section 2.6   Directors.................................................   15
   Section 2.7   Preferred Purchase Price; Common Stock Consideration;
                 Escrow Amount.............................................   15
   Section 2.8   Conversion of Shares......................................   21
   Section 2.9   Exchange of Certificates..................................   23
   Section 2.10  Dissenting Shares.........................................   25
   Section 2.11  Series C Preferred Stock Warrants and Series D Preferred
                 Stock Warrants............................................   25
   Section 2.12  Common Stock Options......................................   26
   Section 2.13  Closing...................................................   26
   Section 2.14  Withholding Taxes.........................................   26
   Section 2.15  Seller Expenses; Series E Seller Paper Amount.............   27

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............   27
   Section 3.1   Organization and Qualification; Subsidiaries..............   27
   Section 3.2   Authorization.............................................   27
   Section 3.3   Non-contravention.........................................   28
   Section 3.4   Consents..................................................   28
   Section 3.5   Capitalization; Subsidiaries..............................   28
   Section 3.6   Financial Statements; Liabilities.........................   29
   Section 3.7   Absence of Certain Developments...........................   30
   Section 3.8   Compliance with Laws; Governmental Authorizations;
                 Licenses; Etc.............................................   32
   Section 3.9   Litigation................................................   32
   Section 3.10  Taxes.....................................................   32
   Section 3.11  Environmental Matters.....................................   34
   Section 3.12  Employee Matters..........................................   35
   Section 3.13  Employee Benefit Plans....................................   36
   Section 3.14  Intellectual Property Rights..............................   37
   Section 3.15  Contracts.................................................   38
   Section 3.16  Insurance.................................................   40
   Section 3.17  Real Property.............................................   41
   Section 3.18  Transaction With Affiliates...............................   42

   Section 3.19  Brokers...................................................   42
   Section 3.20  HIPAA.....................................................   42
   Section 3.21  Compliance with Healthcare Laws and Regulations...........   43
   Section 3.22  Government Contracts......................................   43
   Section 3.23  Customers and Suppliers...................................   44
   Section 3.24  Assets....................................................   45
   Section 3.25  Notes and Accounts Receivable.............................   45
   Section 3.26  HealthScribe India........................................   45
   Section 3.27  Advanta Acquisition.......................................   45

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO...........   45
   Section 4.1   Organization..............................................   45
   Section 4.2   Authorization.............................................   45
   Section 4.3   Non-contravention.........................................   46
   Section 4.4   No Consents...............................................   46
   Section 4.5   Litigation................................................   46
   Section 4.6   Brokers...................................................   46
   Section 4.7   Parent and Newco Board....................................   46
   Section 4.8   Stockholder Approval......................................   46
   Section 4.9   No Other Representation...................................   47

ARTICLE V -- COVENANTS AND AGREEMENTS......................................   47
   Section 5.1   Stockholder Matters.......................................   47
   Section 5.2   Access and Information....................................   47
   Section 5.3   Conduct of Business by the Company........................   47
   Section 5.4   Closing Documents.........................................   50
   Section 5.5   Efforts; Further Assurances...............................   50
   Section 5.6   Public Announcements......................................   52
   Section 5.7   Exclusive Dealing.........................................   52
   Section 5.8   Financial Statements......................................   53
   Section 5.9   Spheris Business..........................................   53
   Section 5.10  HealthScribe India Private Limited Ownership..............   54
   Section 5.11  Advanta Acquisition.......................................   54
   Section 5.12  FIRPTA....................................................   54
   Section 5.13  Tax Agreements............................................   54
   Section 5.14  Tax Matters...............................................   54
   Section 5.15  Director and Officer Indemnification......................   55

ARTICLE VI -- CONDITIONS TO CLOSING........................................   55
   Section 6.1   Mutual Conditions.........................................   55
   Section 6.2   Conditions to the Obligations of Parent and Newco.........   56
   Section 6.3   Conditions to the Obligations of the Company..............   58

ARTICLE VII -- TERMINATION AMENDMENT AND WAIVER............................   59

   Section 7.1   Termination...............................................   59
   Section 7.2   Effect of Termination.....................................   60

ARTICLE VIII -- SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION...............   60
   Section 8.1   Survival of Representations...............................   60
   Section 8.2   General Indemnification...................................   60
   Section 8.3   Indemnification Claims....................................   61
   Section 8.4   Limitations on Indemnification Obligations................   65
   Section 8.5   Exclusive Remedy..........................................   65
   Section 8.6   Treatment of Indemnity Payments...........................   65
   Section 8.7   Subrogation...............................................   66
   Section 8.8   No Double Recovery........................................   66

ARTICLE IX -- REPRESENTATIVE OF THE HOLDERS OF PREFERRED STOCK.............   66
   Section 9.1   Authorization of Representative...........................   66

ARTICLE X -- MISCELLANEOUS.................................................   69
   Section 10.1  Notices...................................................   69
   Section 10.2  Exhibits and Schedules....................................   69
   Section 10.3  Computation of Time.......................................   70
   Section 10.4  Expenses..................................................   70
   Section 10.5  Governing Law.............................................   70
   Section 10.6  Assignment; Successors and Assigns; No Third Party
                 Rights....................................................   70
   Section 10.7  Counterparts..............................................   71
   Section 10.8  Titles and Headings.......................................   71
   Section 10.9  Entire Agreement..........................................   71
   Section 10.10 Severability..............................................   71
   Section 10.11 No Strict Construction....................................   71
   Section 10.12 Specific Performance......................................   71
   Section 10.13 Waiver of Jury Trial......................................   71
   Section 10.14 Failure or Indulgence not Waiver..........................   72
   Section 10.15 Amendments................................................   72

                              EXHIBITS & SCHEDULES

EXHIBIT A          NET WORKING CAPITAL AS OF DECEMBER 31, 2003
EXHIBIT B          CERTIFICATE OF MERGER
EXHIBIT C          FORM OF ESCROW AGREEMENT
EXHIBIT D          FORM OF LEGAL OPINION OF COMPANY COUNSEL
EXHIBIT 6.2(C)     COMPANY REQUIRED CONSENTS
EXHIBIT 6.2(K)     EMPLOYMENT AGREEMENTS
EXHIBIT 6.3(B)     PARENT AND NEWCO REQUIRED CONSENTS

SCHEDULE A         LIST OF OPTION AGREEMENTS
SCHEDULE 3.1       JURISDICTIONS OF INCORPORATION
SCHEDULE 3.3       NON-CONTRAVENTION
SCHEDULE 3.4       CONSENTS
SCHEDULE 3.5(A)    CAPITALIZATION
SCHEDULE 3.5(B)    SUBSIDIARIES
SCHEDULE 3.6(A)    FINANCIAL STATEMENTS
SCHEDULE 3.6(C)    LETTERS OF CREDIT AND GUARANTEES
SCHEDULE 3.6(D)    LIABILITIES
SCHEDULE 3.7       ABSENCE OF CERTAIN DEVELOPMENTS
SCHEDULE 3.8(A)    COMPLIANCE WITH LAWS
SCHEDULE 3.8(B)    GOVERNMENTAL AUTHORIZATIONS
SCHEDULE 3.8(C)    GOVERNMENTAL ACTIONS
SCHEDULE 3.9       LITIGATION
SCHEDULE 3.10      TAXES
SCHEDULE 3.11      ENVIRONMENTAL MATTERS
SCHEDULE 3.12(A)   EMPLOYEE MATTERS
SCHEDULE 3.12(C)   CLASSIFICATION OF EMPLOYEES
SCHEDULE 3.13(A)   EMPLOYEE BENEFIT PLANS
SCHEDULE 3.13(B)   MULTIEMPLOYER BENEFIT PLANS
SCHEDULE 3.13(C)   EMPLOYEE BENEFIT PLAN COMPLIANCE
SCHEDULE 3.13(H)   EFFECTS OF MERGER ON EMPLOYEE BENEFIT PLANS
SCHEDULE 3.14(A)   LIST OF INTELLECTUAL PROPERTY RIGHTS
SCHEDULE 3.14(B)   OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS
SCHEDULE 3.14(C)   INTELLECTUAL PROPERTY RIGHTS CLAIMS
SCHEDULE 3.14(D)   INTERNAL SYSTEMS
SCHEDULE 3.15      CONTRACTS
SCHEDULE 3.16      INSURANCE
SCHEDULE 3.17      REAL PROPERTY
SCHEDULE 3.18      TRANSACTIONS WITH AFFILIATES
SCHEDULE 3.19      BROKERS
SCHEDULE 3.22      CUSTOMERS AND SUPPLIERS
SCHEDULE 3.28      SELLER EXPENSES
SCHEDULE 4.4       PARENT AND NEWCO CONSENTS

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated September 20, 2004, is by and among MTS Group Holdings, Inc., a Delaware corporation ("Parent"); HSI Merger Sub, Inc., a Delaware corporation ("Newco"); and HealthScribe, Inc., a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent, Newco and the Company have approved the merger of Newco with and into the Company on the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance thereof, the Boards of Directors of each of Parent, Newco and the Company have approved this Agreement and the Merger (as defined below), upon the terms of and subject to the conditions set forth in this Agreement;

     WHEREAS, pursuant to the Merger, shares of Common Stock (as defined below) and Preferred Stock (as defined below) will be converted into the Common Stock Consideration (as defined below) and the Preferred Stock Consideration (as defined below), respectively, in the manner set forth herein; and

     WHEREAS, each of (a) Blue Chip Capital Fund II Limited Partnership, Miami Valley Venture Fund, L.P. and Blue Chip IV Limited Partnership; (b) VIMAC Early Stage Fund L.P., Venture Investment Management Company LLC, VIMAC HSI Limited Partnership, VIMAC HSI2 Limited Partnership, VIMAC HSI3 Limited Partnership, VIMAC HSI4 Limited Partnership, VIMAC HSI5 Limited Partnership, VIMAC 96 Vintage Trust Limited Partnership and VIMAC 98 Vintage Trust Limited Partnership; (c) Artal Services, N.V.; (d) Psilos Group Partners, L.P. and CCP/Psilos HealthScribe, LLC; and (e) Grotech Partners V, L.P. have entered into certain letter agreements with Parent as of the date hereof, whereby each such party has agreed to certain covenants with Parent.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

                        ARTICLE I -- CERTAIN DEFINITIONS

     Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

     "Actual Adjustment" means (x) the Preferred Purchase Price as set forth on the Final Statement of Preferred Purchase Price (as herein defined) minus (y) the Estimated Preferred Purchase Price.

     "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

     "Agreed Amount" means, with respect to any Claimed Amount, that portion of such Claimed Amount that the applicable Responsible Party agrees in a Response is payable pursuant to the provisions of Article VIII, as the case may be.

     "Balance Sheet Adjustment" means (i) if the Balance Sheet Components are equal to or less than $1,800,000, then an amount equal to the Balance Sheet Components, (ii) if the Balance Sheet Components are greater than $1,800,000 and less than $3,600,000, then $1,800,000 and (iii) if the Balance Sheet Components are equal to or greater than $3,600,000, then an amount equal to (x) the Balance Sheet Components minus (y) $1,800,000; provided, however, that in no event will the Balance Sheet Adjustment exceed $2,300,000.

     "Balance Sheet Components" means the sum of (i) the Net Working Capital Adjustment, if any, plus (ii) the amount of Closing Date Funded Indebtedness, plus (iii) the amount of Seller Expenses.

     "Business Day" means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

     "Cash and Cash Equivalents" means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities and short term investments) of the Company and the Subsidiaries (as herein defined) as of immediately prior to the Closing (including any such cash which may have been received by the Company in connection with the exercise of any outstanding options or warrants to purchase the Company's equity securities).

     "Certificate of Incorporation" means the Sixth Amended and Restated Certificate of Incorporation of the Company, dated as of March 18, 2002, as amended.

     "Certificates" means the outstanding certificates which immediately prior to the Effective Time represent shares of Common Stock or shares of Preferred Stock, as applicable.

     "Claim Notice" shall mean written notification which contains (i) a description of the Losses incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Losses, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VIII for such Losses and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Losses.

     "Claimed Amount" shall mean the amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party.

     "Closing Date Certificate" has the meaning set forth in Section 2.7(a).

     "Closing Date Funded Indebtedness" means the Funded Indebtedness as of immediately prior to the Closing other than the Series E Seller Paper Amount (which is included in the definition of "Other Adjustment"). As a point of clarity, the Closing Date Funded Indebtedness will include only the applicable amount with respect to HealthScribe India Private Limited as set forth in the last sentence of the definition of "Funded Indebtedness".

     "Closing Date Incentive Bonus Plan Payments" means all amounts payable to employees of the Company or any of its Subsidiaries that are triggered as a result of the Company entering into this Agreement and/or the consummation of the transactions contemplated hereby under the Incentive Bonus Plan as well as all costs, taxes, Code Section 280G or Section 4999 gross-up payments and expenses of the Company and its Subsidiaries incurred as a result of any such payments. Notwithstanding the foregoing, "Closing Date Incentive Bonus Plan Payments" shall not include any amounts payable under the Incentive Bonus Plan pursuant to Section 2.7(c)(i) or from the Escrow Account (as herein defined). As a point of clarity, the determination of the amounts payable to the employees of the Company and its Subsidiaries at Closing pursuant to the Incentive Bonus Plan, which will be the basis for the determination of the "Closing Date Incentive Bonus Plan Payments", shall be based upon the Enterprise Value less the estimated Balance Sheet Adjustment less the estimated Other Adjustment and less the Escrow Amount (as herein defined).

     "COBRA" means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" means, collectively, the Voting Common Stock and the Non-Voting Common Stock.

     "Common Stock Aggregate Amount" means $750,000.

     "Common Stock Consideration" means (a) the sum of (i) the Common Stock Aggregate Amount plus (ii) the aggregate exercise price for all Vested and In the Money Options outstanding immediately prior to the Effective Time divided by
(b) the sum of (i) number of shares of Common Stock outstanding immediately prior to the Effective Time and (ii) the number of shares of Common Stock issuable upon the exercise in full of all Vested and In the Money Options outstanding immediately prior to the Effective Time.

     "Common Stock Option Agreements" means the option agreements entered into by and between the Company and certain Persons as described in Schedule A attached hereto, each as amended, restated or modified from time to time.

     "Common Stock Option Plan" means the Company's Amended and Restated Stock Option Plan, as amended from time to time.

     "Common Stock Options" means each option or warrant to acquire or purchase shares of the Common Stock of the Company, including without limitation, the (i) vested and unvested options to purchase up to 6,670,184 shares of Common Stock outstanding as of the date hereof issued to certain current and former employees of the Company pursuant to the Common Stock Option Plan or otherwise and pursuant to certain Common Stock Option Agreements and (ii) warrants to purchase up to 506,589 shares of Common Stock outstanding as of the date hereof pursuant to the Common Stock Warrants.

     "Common Stock Warrants" means those warrants to purchase Common Stock listed on Schedule A.

     "Company Preferred Securityholders" means the holders of Preferred Stock.

     "Confidentiality Agreement" means that certain agreement, dated as of August 24, 2004, by and between the Company and Soros Fund Management, LLC.

     "Dispute" shall mean the dispute resulting if the Responsible Party in a Response disputes that all or part of the Claimed Amount is payable pursuant to the provisions of Article VIII.

     "Dissenters Rights Company Representative" means (i) prior to Closing, the Company and (ii) after the Closing, the Stockholder Representatives.

     "Employee Benefit Plan" means each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program or arrangement maintained, sponsored or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any actual or potential liability.

     "Enterprise Value" means Seventy Five Million Dollars ($75,000,000.00).

     "Environmental Laws" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law concerning pollution or protection of the environment as such requirements are enacted and in effect on or prior to the Closing Date.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means any entity that is considered a single employer with the Company under Section 414 of the Code.

     "Estimated Preferred Purchase Price" means a good faith estimate of the Preferred Purchase Price, as determined by the Company's Chief Financial Officer in accordance with the terms of Section 2.7(a). In connection with determining the Estimated Preferred Purchase Price, the Company's Chief Financial Officer shall (i) use the actual (A) Enterprise Value and (B) Common Stock Aggregate Amount and (ii) estimate (A) the Net Working Capital Adjustment, (B) the amount of Closing Date Funded Indebtedness, (C) the Preferred Stock Warrant Consideration, (D) the amount of Seller Expenses, (E) the amount of Closing Date Incentive Bonus Plan Payments, (F) the Escrow Amount and (G) the Other Adjustment.

     "Exchange Act" means the Securities Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

     "Extraordinary Balance Sheet Adjustment" means if the Balance Sheet Components are greater than $8,600,000, then an amount equal to (x) the Balance Sheet Components minus (y) $8,600,000.

     "Funded Indebtedness" means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums payable as of such date if such principal and interest is paid in full as of such date) arising under any obligations of the Company or any Subsidiary consisting of (i) indebtedness or guarantees of indebtedness for borrowed money or for the deferred purchase price of property or services (other than (A) guarantees by the Company or any of its Subsidiaries of indebtedness of the Company or any of its Subsidiaries and (B) trade payables and accrued expenses arising in the ordinary course of business but, except as expressly provided in the last sentence of this definition, including all seller notes and "earn-out" payments), (ii) indebtedness evidenced by any note, bond, debenture or other debt security,
(iii) obligations under any interest rate, currency or other hedging agreements,
(iv) obligations under conditional sale or other title retention agreements related to property purchased by the Company or any Subsidiary (other than accounts payable and accrued expenses incurred in the ordinary course of business), and (v) all obligations of any Person other than the Company or any Subsidiary secured by any Lien on property or assets owned by the Company and/or any of its Subsidiaries, whether or not the obligations secured thereby have been assumed by the Company and/or any of its Subsidiaries, in each case, as of such date. Notwithstanding the foregoing, (i) "Funded Indebtedness" shall not include any obligations under capitalized leases or up to $750,000 in potential earn-out payments payable by the Company as part of any Advanta Acquisition (as herein defined) and (ii) instead of the principal amount of any seller note issued in connection with any HealthScribe India Repurchase (as herein defined) included in "Funded Indebtedness", (x) if the HealthScribe India Repurchase has been consummated prior to Closing then an additional $375,000 shall be included in "Closing Date Funded Indebtedness" and (y) if the HealthScribe India Repurchase has not been consummated prior to Closing, then an additional $875,000 shall be included in "Closing Date Funded Indebtedness".

     "GAAP" means generally accepted accounting principles as in effect in the United States on the date of this Agreement.

     "Government Bid" means any offer made by the Company or its Subsidiaries prior to the Closing Date which, if accepted, would result in a Government Contract.

     "Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between the Company or its Subsidiaries, on the one hand, and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor with respect to any contract of a type described in clauses (a) or (b) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

     "Governmental Authority" means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

     "Hazardous Materials" shall mean (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, mold, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance which is regulated by any Environmental Law.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Incentive Bonus Plan" means the Company's Incentive Bonus Plan approved in November 2003, as amended, and as in effect from time to time.

     "Indemnified Party" shall mean a party entitled, or seeking to assert rights, to indemnification under Article VIII.

     "Intellectual Property Rights" means all of the following in any jurisdiction throughout the world:

     (1) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof,

     (2) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith,

     (3) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith,

     (4) all rights of publicity and rights of privacy,

     (5) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),

     (6) all computer software (including source code, executable code, data, databases, and related documentation),

     (7) all advertising and promotional materials,

     (8) all other proprietary rights, and

     (9) all copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge" means, with respect to any Person, the actual knowledge of such Person; provided that in the case of the Company, such knowledge shall be limited to the Knowledge of Michael King, David Ehrhardt, Steven Russell, Christopher Mack, Kelly Beckner, Jaime Koepsell, Don Hughes and Lesley Soltys.

     "Legal Proceeding" shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority or before any arbitrator or mediator.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind other than (i) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation,
(ii) liens on goods in transit incurred pursuant to documentary letters of credit and (iii) statutory encumbrances of landlords, carriers or warehousemen imposed by law, in each case arising in the ordinary course of business of the Company and not material to the Company.

     "Material Adverse Effect" means a material adverse effect upon the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that the following will not be considered a Material Adverse Effect (i) any adverse effect that primarily results from the announcement of the transactions contemplated by this Agreement, and/or (ii) any adverse effect that results from changes in GAAP.

     "Merger Documents" means, collectively, this Agreement, the Certificate of Merger, and all other agreements and documents entered into in connection with the Merger.

     "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

     "Net Working Capital" means, as of any date:

     (I)(A) Cash and Cash Equivalents plus (B) accounts receivable (net of reserves for doubtful accounts) plus (C) prepaid expenses minus

     (II)(A) accounts payable and accrued expenses plus (B) other current liabilities; except, however, that Seller Expenses and Funded Indebtedness shall not constitute current liabilities for purposes of this definition, in each case, of the Company and the Subsidiaries, on a consolidated basis, as of such date, as determined in accordance with GAAP and (A) using the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used by the Company and the Subsidiaries in preparing the Net Working Capital as of December 31, 2003, which is attached as Exhibit A hereto, and (B) without giving effect to the transactions contemplated by this Agreement. Notwithstanding the foregoing, "Net Working Capital" shall not include or take into account property and equipment, goodwill and other intangible assets, Funded Indebtedness and Seller Expenses.

     "Net Working Capital Adjustment" means the amount equal to (i) $4,000,000 (the "NWC Target") minus (ii) the Net Working Capital as of immediately prior to the Closing; provided that if the Net Working Capital as of immediately prior to the Closing is equal to or greater than the NWC Target, then the "Net Working Capital Adjustment" shall be zero.

     "Non-Voting Common Stock" means the Non-Voting Common Stock, par value $0.01 per share, of the Company.

     "Other Adjustment" means the sum of (i) the Extraordinary Balance Sheet Adjustment, if any, plus (ii) the Series E Seller Paper Amount.

     "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:
(a) Liens for Taxes, assessments and governmental charges or levies not yet due and payable as of the Effective Time; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not due and payable and (ii) are not in excess of $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) reciprocal easement agreements and other customary encumbrances on title to the Leased Property that (i) were not incurred in connection with any indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the use or occupancy of such property.

     "Person" means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

     "Pre-Closing Taxes" means Taxes of the Company or for which the Company may become liable with respect to a Tax period ending on or before the Closing date and, in the case of a Tax period that begins on or before the Closing Date and ends after the Closing Date, the Taxes allocable to the portion of such period ending on or before the Closing Date based on a deemed closing of the books in the case of income, profits, sales, employment and other Taxes readily apportionable between periods and, in the case of all other Taxes, in proportion to the number of days in the Tax period that arose on and before the Closing Date.

     "Preferred Purchase Price" means (i) the Enterprise Value, minus (ii) the Balance Sheet Adjustment, minus (iii) the Closing Date Incentive Bonus Plan Payments minus (iv) the Common Stock Aggregate Amount, minus (v) the Preferred Stock Warrant Consideration, minus (vi) the Other Adjustment, minus (vii) the Escrow Amount.

     "Preferred Stock" means, collectively, the Series A Preferred Stock, the Series B Preferred Stock, the Series B1 Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.

     "Preferred Stock Consideration" means, collectively, the Series A Preferred Stock Consideration, the Series B Preferred Stock Consideration, the Series B1 Preferred Stock

Consideration, the Series C Preferred Stock Consideration, the Series D Preferred Stock Consideration and the Series E Preferred Stock Consideration.

     "Preferred Stock Warrant Consideration" means the aggregate amount of all payments required to be made by the Surviving Corporation to holders of Series C Preferred Stock Warrants and Series D Preferred Stock Warrants pursuant to
Section 2.11(a) hereof along with all employer-related Taxes and other amounts payable by the Surviving Corporation in connection therewith.

     "Pro Rata Portion" means, with respect to any payment to the Company Preferred Securityholders pursuant to Section 2.7(c) or directly or indirectly from the Escrow Account (or as set forth in Section 9.1(b)), that portion of such payment as equals:

     (a) with respect to each share of Series A Preferred Stock (other than any Dissenting Series A Preferred Shares) outstanding immediately prior to the Effective Time, (i) the amount of such payment multiplied by (ii) the Series A Percentage (expressed as a decimal number) divided by (iii) the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time;

     (b) with respect to each share of Series B Preferred Stock (other than any Dissenting Series B Preferred Shares) outstanding immediately prior to the Effective Time, (i) the amount of such payment multiplied by (ii) the Series B Percentage (expressed as a decimal number) divided by (iii) the number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time;

     (c) with respect to each share of Series B1 Preferred Stock (other than any Dissenting Series B1 Preferred Shares) outstanding immediately prior to the Effective Time, (i) the amount of such payment multiplied by (ii) the Series B1 Percentage (expressed as a decimal number) divided by (iii) the number of shares of Series B1 Preferred Stock outstanding immediately prior to the Effective Time;

     (d) with respect to each share of Series C Preferred Stock (other than any Dissenting Series C Preferred Shares) outstanding immediately prior to the Effective Time and each share of Series C Preferred Stock issuable upon the exercise of a Series C Preferred Stock Warrant outstanding immediately prior to the Effective Time, (i) the amount of such payment multiplied by (ii) the Series C Percentage (expressed as a decimal number) divided by (iii) the sum of the number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time plus the number of shares of Series C Preferred Stock issuable upon the exercise of all Series C Preferred Stock Warrants outstanding immediately prior to the Effective Time;

     (e) with respect to each share of Series D Preferred Stock (other than any Dissenting Series D Preferred Shares) outstanding immediately prior to the Effective Time and each share of Series D Preferred Stock issuable upon the exercise of a Series D Preferred Stock Warrant outstanding immediately prior to the Effective Time, (i) the amount of such payment multiplied by (ii) the Series D Percentage (expressed as a decimal number) divided by (iii) the sum of the number of shares of Series D Preferred Stock outstanding immediately prior to the Effective

Time plus the number of shares of Series D Preferred Stock issuable upon the exercise of all Series D Preferred Stock Warrants outstanding immediately prior to the Effective Time; and

     (f) with respect to each share of Series E Preferred Stock (other than any Dissenting Series E Preferred Shares) outstanding immediately prior to the Effective Time, (i) the amount of such payment multiplied by (ii) the Series E Percentage (expressed as a decimal number) divided by (iii) the number of shares of Series E Preferred Stock outstanding immediately prior to the Effective Time.

     "Purchase Price Escrow Component" means (i) $2,300,000 minus (ii) the estimated Balance Sheet Adjustment as set forth on the Closing Date Certificate.

     "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, appearing and the like into or upon any land, building, surface, subsurface or water or air or otherwise entering into the environment.

     "Response" shall mean a written response containing the information provided for in Section 8.3(f).

     "Responsible Party" means (i) with respect to any instance where a Buyer Indemnitee is an Indemnified Party, Stockholder Representatives, or (ii) with respect to any instance where a Seller Indemnitee is an Indemnified Party, Parent.

     "Securities Act" means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

     "Seller Expenses" means the aggregate of (i) the out of pocket expenses payable as of the Closing by the Company in connection with the consummation of the transactions contemplated hereby to any legal counsel, accountants, investment bankers, or consultants, including, without limitation, the collective amount payable by the Company or any of its Subsidiaries to Holland & Knight LLP, Houlihan, Lokey, Howard & Zukin and Ernst & Young LLP as of the Closing (provided that, in the case of legal fees, only the amount of legal fees in excess of $75,000 (the "Reimbursement Amount") shall be included in "Seller Expenses") plus (ii) the Expense Funds (as defined in Section 9.1(a)) plus (iii) any transfer, sale, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative and filing fees (including, without limitation, any notary fees and the fees incurred by the Company in connection with the HSR Act filing contemplated by
Section 5.5(b)) arising in connection with the consummation of the Merger and payable by the Company or the Surviving Corporation plus (iv) all amounts payable to employees and/or directors of the Company or any of its Subsidiaries as a result of the Company entering into this Agreement and/or the consummation of the transactions contemplated hereby (including any and all severance payments the Company or any of its Subsidiaries may have to make under any of the Company's or any of its Subsidiaries' employment agreements with its employees as of the Closing (other than David Ehrhardt), including, without limitation, with Michael King, Steven Russell, Kelly Beckner, Don Hughes and Jaime Koepsell) as well as all costs, taxes, Code Section 280G or Section 4999 gross-up payments and expenses of the Company and its Subsidiaries incurred as a result of any such payments; provided that this clause (iv) shall not include any and all severance payments the Company may have to make under the Company's current employment agreement with David Ehrhardt and shall not include any and all payments under the Incentive Bonus Plan.

     "Series A Percentage" means the aggregate portion of the Estimated Preferred Purchase Price to be paid to the holders of Series A Preferred Stock, without duplication, pursuant to the Closing Date Certificate and Sections 2.7(a), 2.7(c) (if any), 2.8 and 2.9, divided by the sum of (i) Estimated Preferred Purchase Price plus (ii) the aggregate amount paid (if any) to all Company Preferred Securityholders pursuant to Section 2.7(c).

     "Series A Preferred Stock" means the Series A Convertible Preferred Stock, par value $1.00 per share, of the Company.

     "Series A Preferred Stock Consideration" means, with respect to each outstanding share of Series A Preferred Stock, an amount equal to (A) the Estimated Series A Preferred Stock Consideration plus (B) if and when payable, a Pro Rata Portion of (i) amounts payable, directly or indirectly, to the Company Preferred Securityholders pursuant to Section 2.7(c) hereof and (ii) amounts payable, directly or indirectly, to the Company Preferred Securityholders from the Escrow Account pursuant to the terms hereof and the Escrow Agreement.

     "Series B Percentage" means the aggregate portion of the Estimated Preferred Purchase Price to be paid to the holders of Series B Preferred Stock, without duplication, pursuant to the Closing Date Certificate and Sections 2.7(a), 2.7(c) (if any), 2.8 and 2.9, divided by the sum of (i) Estimated Preferred Purchase Price plus (ii) the aggregate amount paid (if any) to all Company Preferred Securityholders pursuant to Section 2.7(c).

     "Series B Preferred Stock" means the Series B Convertible Preferred Stock, par value $1.00 per share, of the Company.

     "Series B Preferred Stock Consideration" means, with respect to each outstanding share of Series B Preferred Stock, an amount equal to (A) the Estimated Series B Preferred Stock Consideration plus (B) if and when payable, a Pro Rata Portion of (i) amounts payable, directly or indirectly, to the Company Preferred Securityholders pursuant to Section 2.7(c) hereof and (ii) amounts payable, directly or indirectly, to the Company Preferred Securityholders from the Escrow Account pursuant to the terms hereof and the Escrow Agreement.

     "Series B1 Percentage" means the aggregate portion of the Estimated Preferred Purchase Price to be paid to the holders of Series B1 Preferred Stock, without duplication, pursuant to the Closing Date Certificate and Sections 2.7(a), 2.7(c) (if any), 2.8 and 2.9, divided by the sum of (i) Estimated Preferred Purchase Price plus (ii) the aggregate amount paid (if any) to all Company Preferred Securityholders pursuant to Section 2.7(c).

     "Series B1 Preferred Stock" means the Series B1 Convertible Preferred Stock, par value $1.00 per share, of the Company.

     "Series B1 Preferred Stock Consideration" means, with respect to each outstanding share of Series B1 Preferred Stock, an amount equal to (A) the Estimated Series B1 Preferred Stock Consideration plus (B) if and when payable, a Pro Rata Portion of (i) amounts payable, directly or indirectly, to the Company Preferred Securityholders pursuant to Section 2.7(c) hereof and (ii) amounts payable, directly or indirectly, to the Company Preferred Securityholders from the Escrow Account pursuant to the terms hereof and the Escrow Agreement.

     "Series C Percentage" means the aggregate portion of the Estimated Preferred Purchase Price to be paid to the holders of Series C Preferred Stock, without duplication, pursuant to the Closing Date Certificate and Sections 2.7(a), 2.7(c) (if any), 2.8 and 2.9, divided by the sum of (i) Estimated Preferred Purchase Price plus (ii) the aggregate amount paid (if any) to all Company Preferred Securityholders pursuant to Section 2.7(c).

     "Series C Preferred Stock" means the Series C Convertible Preferred Stock, par value $1.00 per share, of the Company.

     "Series C Preferred Stock Consideration" means, with respect to each outstanding share of Series C Preferred Stock, an amount equal to (A) the Estimated Series C Preferred Stock Consideration plus (B) if and when payable, a Pro Rata Portion of (i) amounts payable, directly or indirectly, to the Company Preferred Securityholders pursuant to Section 2.7(c) hereof and (ii) amounts payable, directly or indirectly, to the Company Preferred Securityholders from the Escrow Account pursuant to the terms hereof and the Escrow Agreement.

     "Series C Preferred Stock Warrants" means all warrants to purchase Series C Preferred Stock including those listed on Exhibit A.

     "Series D Percentage" means the aggregate portion of the Estimated Preferred Purchase Price to be paid to the holders of Series D Preferred Stock, without duplication, pursuant to the Closing Date Certificate and Sections 2.7(a), 2.7(c) (if any), 2.8 and 2.9, divided by the sum of (i) Estimated Preferred Purchase Price plus (ii) the aggregate amount paid (if any) to all Company Preferred Securityholders pursuant to Section 2.7(c).

     "Series D Preferred Stock" means the Series D Convertible Preferred Stock, par value $1.00 per share, of the Company.

     "Series D Preferred Stock Consideration" means, with respect to each outstanding share of Series D Preferred Stock, an amount equal to (A) the Estimated Series D Preferred Stock Consideration plus (B) if and when payable, a Pro Rata Portion of (i) amounts payable, directly or indirectly, to the Company Preferred Securityholders pursuant to Section 2.7(c) hereof and (ii) amounts payable, directly or indirectly, to the Company Preferred Securityholders from the Escrow Account pursuant to the terms hereof and the Escrow Agreement.

     "Series D Preferred Stock Warrants" means all warrants to purchase Series D Preferred Stock including those listed on Exhibit A.

     "Series E Percentage" means the aggregate portion of the Estimated Preferred Purchase Price to be paid to the holders of Series E Preferred Stock, without duplication, pursuant to the Closing Date Certificate and Sections 2.7(a), 2.7(c) (if any), 2.8 and 2.9, divided by the sum of (i) Estimated Preferred Purchase Price plus (ii) the aggregate amount paid (if any) to all Company Preferred Securityholders pursuant to Section 2.7(c).

     "Series E Preferred Stock" means the Series E Convertible Preferred Stock, par value $1.00 per share, of the Company.

     "Series E Preferred Stock Consideration" means, with respect to each outstanding share of Series E Preferred Stock, an amount equal to (A) the Estimated Series A Preferred Stock Consideration plus (B) if and when payable, a Pro Rata Portion of (i) amounts payable, directly or indirectly, to the Company Preferred Securityholders pursuant to Section 2.7(c) hereof and (ii) amounts payable, directly or indirectly, to the Company Preferred Securityholders from the Escrow Account pursuant to the terms hereof and the Escrow Agreement.

     "Series E Seller Paper Amount" means the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums payable as of the Closing if such principal and interest is paid in full as of such date) as of immediately prior to the Closing arising under any seller note issued by the Company or any of its Subsidiaries to repurchase Series E Preferred Stock.

     "Stockholder Consent" means the written consent to the Merger by the requisite stockholders of the Company pursuant to the provisions of the DGCL.

     "Stockholder Representatives" means, collectively, one designee of Blue Chip Venture Company, Ltd., and one designee of Grotech Capital Group V, L.L.C. The Stockholder Representatives initially designated are John C. McIlwraith and Frank A. Adams.

     "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context requires otherwise, each reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Company.

     "Taxes" (including with correlative meaning "Tax" and "Taxable") shall mean
(x) any and all taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or liabilities in the nature of a tax, including, without limitation any income, gross receipts, ad valorem, premium, value-added, alternative or add-on minimum, excise, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated withholding, employment, unemployment, insurance, unemployment compensation, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, gains, and other taxes severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, (y) any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof described in this paragraph or any contest or dispute thereof, and (z) any items described in this paragraph that are attributable to another person but that the Company is liable to pay by law, by contract, or otherwise.

     "Tax Return" means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax (including any amendment thereof).

     "Third Party Action" shall mean any suit, claim, action or proceeding by a person or entity other than a party to this Agreement or any Affiliate of any such party for which indemnification may be sought under Article VIII.

     "Unvested and Out of the Money Common Stock Options" means all Common Stock Options other than Vested and In the Money Common Stock Options.

     "Vested and In the Money Options" means all Common Stock Options that (i) are vested and exercisable as of the Effective Time and (ii) have an exercise price per share of Common Stock less than five cents ($0.05).

     "Voting Common Stock" means the Common Stock, par value $0.01 per share, of the Company.

     Section 1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word "including" means "including, but not limited to"; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa.

     Section 1.3 Accounting Terms. Except as otherwise expressly provided herein or in the disclosure schedules (the "Schedules") hereto, all accounting terms used in this Agreement shall be interpreted, and all financial statements, Schedules, certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP, consistently applied by Company. The parties understand and acknowledge that there are elements to GAAP that are subject to interpretation and that there may be more than one acceptable method of handling a particular item under GAAP.

                            ARTICLE II -- THE MERGER

     Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Newco shall, pursuant to the provisions of the Delaware General Corporation Law (as amended from time to time, the "DGCL"), be merged with and into the Company (the

"Merger"), and the separate corporate existence of Newco shall thereupon cease in accordance with the provisions of the DGCL. The Company shall be the surviving corporation in the Merger and shall continue to exist as the surviving corporation under its present name pursuant to the provisions of the DGCL. The separate corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL. From and after the Effective Time, the Company is sometimes referred to herein as the "Surviving Corporation."

     Section 2.2 Certificate of Merger. On the Closing Date, the parties hereto shall cause certificate of merger substantially in the form attached hereto as Exhibit B (the "Certificate of Merger"), in accordance with the relevant provisions of the DGCL to be properly executed and filed in accordance with the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall be effective at the time and on the date of the filing of the Certificate of Merger in accordance with the DGCL, which filing shall occur on the Closing Date (the "Effective Time").

     Section 2.3 Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be amended as of the Effective Time to read as did the certificate of incorporation of Newco immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be "HealthScribe, Inc."). Such amended certificate of incorporation of the Surviving Corporation shall continue in full force and effect until further amended in the manner prescribed by the provisions of the DGCL.

     Section 2.4 By-laws. The by-laws of Newco in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.

     Section 2.5 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will hold office until their successors are duly elected or appointed and qualify in the manner provided in the certificate of incorporation or by-laws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

     Section 2.6 Directors. The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will serve until their successors are duly elected or appointed and qualify in the manner provided in the certificate of incorporation or by-laws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

     Section 2.7 Preferred purchase price; common stock consideration; escrow amount.

     (a) Estimated Preferred Purchase Price; Common Stock Consideration; Escrow Amount. No later than three nor more than five Business Days prior to the Closing, the Company shall deliver to Parent and Stockholder Representatives a certificate (the "Company Certificate") setting forth the calculation of the Estimated Preferred Purchase Price, which shall be a good faith estimate of the Preferred Purchase Price and shall be executed by the Company's Chief Financial Officer, and which shall be determined based upon the Company's most recent financial statements as of the date of such estimate while taking into account changes in the Company's financial position since the date of such financial statements. This Company Certificate shall also set forth the estimated amount per share that the holder of each share of Series A Preferred Stock (other than Dissenting Series A Preferred Shares), the holder of each share of Series B Preferred Stock (other than Dissenting Series B Preferred Shares), the holder of each share of Series B1 Preferred Stock (other than Dissenting Series B1 Preferred Shares), the holder of each share of Series C Preferred Stock (other than Dissenting Series C Preferred Shares), the holder of each share of Series D Preferred Stock (other than Dissenting Series D Preferred Shares) and the holder of each share of Series E Preferred Stock (other than Dissenting Series E Preferred Shares) shall be paid at Closing (subject to the terms hereof) based upon the Estimated Preferred Purchase Price and the calculation thereof (the "Estimated Preferred Per Share Prices"). Except as set forth in the immediately succeeding sentence, this calculation of the Estimated Preferred Per Share Prices shall reflect all amounts that holders of each Series of Preferred Stock are entitled to receive pursuant to the terms of the Certificate of Incorporation (and shall be paid pursuant to the priorities on liquidation of the Preferred Stock as set forth in the Certificate of Incorporation) unless otherwise agreed to in writing by the holders of a majority of the then outstanding shares of the Series A Preferred Stock, a majority of the then outstanding shares of Series B Preferred Stock, a majority of the then outstanding shares of Series C Preferred Stock, a majority of the then outstanding shares of Series D Preferred Stock and a majority of the then outstanding shares of Series E Preferred Stock. The calculation of the Estimated Preferred Per Share Prices shall account for the fact that the Common Stock Aggregate Amount shall be funded by the Company Preferred Securityholders out of the amounts they would otherwise be entitled to receive based on the terms of the Certificate of Incorporation in proportion to the Estimated Preferred Purchase Price to be received by such series of preferred stock in relation to the aggregate Estimated Preferred Purchase Price. The holders of Series B1 Preferred Stock shall not be entitled to vote unless the holders of Series B1 Preferred Stock would receive an amount per share less than the amount per share received by the holders of Series B Preferred Stock. The Company Certificate shall also estimate the Common Stock Consideration and the amounts to be paid at Closing to each participant of the Incentive Bonus Plan pursuant to the Incentive Bonus Plan. As promptly as practicable but not later than one Business Day prior to the Closing, each of the Stockholder Representatives and the Parent shall identify any adjustments that it reasonably believes are required to the Company Certificate. If the Company, the Parent or the Stockholder Representatives dispute any such adjustments, they shall all use their best efforts to resolve such dispute, after which the Company shall re-deliver to Parent and the Stockholder Representatives a certificate setting forth the calculation with such adjustments as the parties have agreed are appropriate (the "Closing Date Certificate"); provided that the Estimated Preferred Purchase Price shall not be final (and the Closing shall not occur) until it is reasonably satisfactory to Parent. On the Closing Date, contemporaneously with the filing of the Certificate of Merger, Parent shall pay, or shall cause the Company, Newco or the Surviving Corporation to pay the following:

          (i) the sum of (A) $7,500,000 of cash and (B) the Purchase Price Escrow Component (such cash, the "Escrow Amount" and such cash, the "Escrow Funds") shall be deposited into an escrow account (the "Escrow Account"), which shall be established pursuant to an escrow agreement (the "Escrow Agreement"), which Escrow Agreement (x) shall be entered into on the Closing Date among Parent, Stockholder Representatives and an escrow agent to be mutually agreed upon between Parent and Stockholder

     Representatives ("Escrow Agent") and (y) shall be substantially in the form of Exhibit C attached hereto;

          (ii) Each holder of Common Stock (other than any Dissenting Common Shares) as of immediately prior to the Closing shall receive an amount per share of Common Stock in accordance with the terms of the Closing Date Certificate and Sections 2.8 and 2.9 equal to the Common Stock Consideration; and

          (iii) The Estimated Preferred Purchase Price shall be paid to the holders of the Preferred Stock (other than the Dissenting Preferred Shares) as follows:

               (A) Each holder of Series A Preferred Stock (other than any Dissenting Series A Preferred Shares) as of immediately prior to the Closing shall receive an amount per share of Series A Preferred Stock in accordance with the terms of the Closing Date Certificate and Sections 2.8 and 2.9 (the "Estimated Series A Preferred Stock Consideration");

               (B) Each holder of Series B Preferred Stock (other than any Dissenting Series B Preferred Shares) as of immediately prior to the Closing shall receive an amount per share of Series B Preferred Stock in accordance with the terms of the Closing Date Certificate and Sections 2.8 and 2.9 (the "Estimated Series B Preferred Stock Consideration");

               (C) Each holder of Series B1 Preferred Stock (other than any Dissenting Series B1 Preferred Shares) as of immediately prior to the Closing shall receive an amount per share of Series B1 Preferred Stock in accordance with the terms of the Closing Date Certificate and Sections 2.8 and 2.9 (the "Estimated Series B1 Preferred Stock Consideration");

               (D) Each holder of Series C Preferred Stock (other than any Dissenting Series C Preferred Shares) as of immediately prior to the Closing shall receive an amount per share of Series C Preferred Stock in accordance with the terms of the Closing Date Certificate and Sections 2.8 and 2.9 (the "Estimated Series C Preferred Stock Consideration");

               (E) Each holder of Series D Preferred Stock (other than any Dissenting Series D Preferred Shares) as of immediately prior to the Closing shall receive an amount per share of Series D Preferred Stock in accordance with the terms of the Closing Date Certificate and Sections 2.8 and 2.9 (the "Estimated Series D Preferred Stock Consideration"); and

               (F) Each holder of Series E Preferred Stock (other than any Dissenting Series E Preferred Shares) as of immediately prior to the Closing shall receive an amount per share of Series E Preferred Stock in accordance with the terms of the Closing Date Certificate and Sections 2.8 and 2.9 (the "Estimated Series E Preferred Stock Consideration").

          (iv) Each employee of the Company that is a participant in the Incentive Bonus Plan and is entitled to receive amounts pursuant to the Incentive Bonus Plan as a result of the payment of the Estimated Preferred Purchase Price and the Common Stock Aggregate Amount, shall receive the amount set forth on the Closing Date Certificate.

     (b) Preparation of the Final Statement of Preferred Purchase Price.

          (i) As soon as practicable, but no later than 90 days after the Closing Date, Parent shall prepare and deliver to Stockholder Representatives a proposed calculation of (A) the Net Working Capital as of immediately prior to the Closing (the "Proposed Closing Date Statement of Net Working Capital"), (B) the amount of Closing Date Funded Indebtedness (the "Proposed Closing Date Funded Indebtedness"), (C) the amount of Seller Expenses (the "Proposed Seller Expenses"), (D) the amount of Preferred Stock Warrant Consideration (the "Proposed Preferred Stock Warrant Consideration"), (E) the amount of the Closing Date Incentive Bonus Plan Payments (the "Proposed Closing Date Incentive Bonus Plan Payments"), (F) the amount of the Other Adjustment (the "Proposed Other Adjustment") and
     (G) a proposed calculation of the Preferred Purchase Price (the "Proposed Preferred Purchase Price Calculation") and, in each case, the components thereof. The Proposed Closing Date Statement of Net Working Capital, the Proposed Closing Date Funded Indebtedness, the Proposed Seller Expenses, the Proposed Preferred Stock Warrant Consideration, the Proposed Closing Date Incentive Bonus Plan Payments, the Proposed Other Adjustment and the Proposed Preferred Purchase Price Calculation shall collectively be referred to herein from time to time as the "Proposed Closing Date Calculations".

          (ii) If Stockholder Representatives do not give written notice of dispute (a "Preferred Purchase Price Dispute Notice") to Parent within 30 days of receiving the Proposed Closing Date Calculations, Stockholder Representatives and the other parties hereto agree that (A) the Proposed Closing Date Statement of Net Working Capital shall be deemed to set forth the Net Working Capital as of immediately prior to the Closing, (B) the Proposed Closing Date Funded Indebtedness shall be deemed to set forth the Closing Date Funded Indebtedness, (C) the Proposed Seller Expenses shall be deemed to set forth the Seller Expenses, (D) the Proposed Preferred Stock Warrant Consideration shall be deemed to set forth the Preferred Stock Warrant Consideration, (E) the Proposed Closing Date Incentive Bonus Plan Payments shall be deemed to set forth the Closing Date Incentive Bonus Plan Payments, (F) the Proposed Other Adjustment shall be deemed to set forth the Other Adjustment and (G) the Proposed Preferred Purchase Price Calculation shall be deemed to set forth the Preferred Purchase Price. If Stockholder Representatives gives a Preferred Purchase Price Dispute Notice to Parent (which Preferred Purchase Price Dispute Notice must set forth, in reasonable detail, the items and amounts in dispute) within such 30-day period, Parent and Stockholder Representatives will use reasonable efforts to resolve the dispute during the 30-day period commencing on the date Parent receives the applicable Preferred Purchase Price Dispute Notice from Stockholder Representatives. If Stockholder Representatives and Parent do not obtain a final resolution within such 30-day period, then the items in dispute shall be submitted immediately to Deloitte LLP (the "Accounting Firm") which shall be independent and if not independent, Parent and Stockholder Representatives shall cooperate to designate another independent accountant to serve as the Accounting Firm. Each party agrees to execute, if required by the Accounting Firm, a reasonable engagement letter. The Accounting Firm shall determine only those issues still in dispute at the time of submission to the Accounting Firm, and the Accounting Firm's determination shall be based upon and consistent with the terms and conditions of this Agreement. The determination by the Accounting Firm shall be based on presentations with respect to such disputed items by the Parent and the Stockholder Representatives to the Accounting Firm and, if determined necessary by the Accounting Firm, on the Accounting Firm's independent review. Each of the Parent and the Stockholder Representatives shall use its reasonable best efforts to make its presentation as promptly as practicable following submission to the Accounting Firm of the disputed items, and each such party shall be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Accounting Firm. In deciding any matter, the Accounting Firm (i) shall be bound by the provisions of this Section 2.7(b) and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either the Parent or the Stockholder Representatives or less than the smallest value for such item claimed by the Parent or the Stockholder Representatives. The Accounting Firm's determination shall be made within 60 days after its engagement, shall be set forth in a written statement delivered to the Parent and the Stockholder Representatives and shall be final, conclusive, non-appealable and binding for all purposes hereunder; provided that such determination may be reviewed, corrected or set aside by a court of competent jurisdiction but only if upon a finding that the Accounting Firm committed manifest error with respect to its determination. The determination of the Accounting Firm shall not be deemed an award subject to review under the Federal Arbitration Act or any other statute. The Accounting Firm will revise the Proposed Closing Date Calculations as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.7(b)(ii). The "Final Statement of Preferred Purchase Price" shall mean the Proposed Preferred Purchase Price Calculation together with any revisions thereto pursuant to this Section 2.7(b)(ii).

          (iii) In the event Stockholder Representatives and Parent submit any unresolved objections to an Accounting Firm for resolution as provided in
     Section 2.7(b)(ii) above, the responsibility for the fees and expenses of the Accounting Firm shall be as follows:

               (A) if such Accounting Firm resolves all of the remaining objections in favor of Parent's position (the Preferred Purchase Price so determined is referred to herein as the "Low Value"), then all of the fees and expenses of the Accounting Firm shall be paid from the Escrow Fund;

               (B) if the Accounting Firm resolves all of the remaining objections in favor of Stockholder Representatives' position (the Preferred Purchase Price so determined is referred to herein as the "High Value"), then Parent will be responsible for all of the fees and expenses of the Accounting Firm; and

               (C) if such Accounting Firm neither resolves all of the remaining objections in favor of Parent's position nor resolves all of the remaining objections in favor of Stockholder Representatives' position (the Preferred Purchase Price so determined is referred to herein as the "Actual Value"), then that fraction of the fees and expenses of the Accounting Firm equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value shall be paid from the Escrow Fund, and Parent will be responsible for the remainder of the fees and expenses of the Accounting Firm.

          (iv) Parent will make the financial records of the Surviving Corporation and its Subsidiaries available to Stockholder Representatives, their accountants, the Accounting Firm and other representatives at reasonable times upon reasonable notice at any time before and after the delivery of the Proposed Closing Date Calculations and continuing during the resolution of any objections with respect to, the Proposed Closing Date Calculations. Stockholder Representatives shall not disclose or make use of, and shall cause each of its accountants and other representatives not to disclose or make use of, any such information, other than to the extent reasonably necessary to enforce its rights hereunder.

     (c) Adjustment to Estimated Preferred Purchase Price.

          (i) If the Actual Adjustment is a positive amount, Parent and/or Surviving Corporation will (1) deliver joint written instructions with Stockholder Representatives to the Escrow Agent instructing the Escrow Agent to deliver to the Stockholder Representatives an amount equal to the Purchase Price Escrow Component plus all amounts earned on the Purchase Price Escrow Component and (2) pay (A) to employees the amount of any additional payments due under the Incentive Bonus Plan as a result of such increase to the Preferred Purchase Price and (B) pro rata to each holder of Series A Preferred Stock and Series B Preferred Stock (other than any applicable Dissenting Preferred Shares) the amount necessary to pay such holders in full the amount they are due under the Certificate of Incorporation, taking into account their portion of the Common Stock Aggregate Amount, in each case net of applicable withholding Taxes, if any, by check or by wire transfer or delivery of other immediately available funds, in each case, within three Business Days after the date on which the Preferred Purchase Price is finally determined pursuant to Section 2.7(b) above; provided, however, that no payments shall be made pursuant to this
     Section 2.7(c)(i)(2) until the holders of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock have received all amounts that such holders are entitled to received pursuant to the terms of the Certificate of Incorporation (pursuant to the priorities on liquidation of the Preferred Stock as set forth in the Certificate of Incorporation) less such holders portion of the Common Stock Aggregate Amount (and if the holders of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock have not received all such amounts, they shall be paid such amounts before any other payments pursuant to Section 2.7(c)(i)(2)).

          (ii) If the Actual Adjustment is a positive amount and any amount remains after making the payments required by Section 2.7(c)(i)(2), Parent and/or Surviving Corporation will pay to each holder of Preferred Stock (other than any Dissenting Preferred Shares) as of immediately prior to the Effective Time, a Pro Rata Portion of such remaining positive amount up to an amount equal to the Common Stock Aggregate Amount, net of applicable withholding Taxes, if any, by check or by wire transfer or delivery of other immediately available funds, in each case, within three Business Days after the date on which the Preferred Purchase Price is finally determined pursuant to Section 2.7(b) above.

          (iii) If the Actual Adjustment is a positive amount and any amount remains after making the payments required by Sections 2.7(c)(i) and (ii), Parent and/or Surviving Corporation will pay to each holder of Common Stock (other than any Dissenting Common Shares) and each holder of Vested and In the Money Options as of immediately prior to the Effective Time, an amount equal to such remaining amount divided by the sum of (i) number of shares of Common Stock outstanding immediately prior to the Effective Time and
     (ii) the number of shares of Common Stock underlying Vested and In the Money Options, net of applicable withholding Taxes, if any, by check or by wire transfer or delivery of other immediately available funds, in each case, within three Business Days after the date on which the Preferred Purchase Price is finally determined pursuant to Section 2.7(b) above.

          (iv) If the Actual Adjustment is a negative amount, then within three Business Days after the date on which the Preferred Purchase Price is finally determined pursuant to Section 2.7(b) above, Parent and Stockholder Representatives shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Surviving Corporation an amount equal to the absolute value of such negative amount; provided, however, in no event will such amount exceed the amount then in the Escrow Account.

     Section 2.8 Conversion of Shares.

     (a) Conversion of Series A Preferred Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the Company's treasury or by any of the Subsidiaries and (ii) Dissenting Series A Preferred Shares) shall be canceled and converted into the right to receive the Series A Preferred Stock Consideration, payable in cash to the holder thereof at the various times set forth herein, without interest thereon, upon surrender of the Certificate formerly representing such share, all in accordance with the Closing Date Certificate and Sections 2.7 and 2.9.

     (b) Conversion of Series B Preferred Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the Company's treasury or by any of the Subsidiaries and (ii) Dissenting Series B Preferred Shares) shall be canceled and converted into the right to receive the Series B Preferred Stock Consideration, payable in cash to the holder thereof at the various times set forth herein, without interest thereon, upon surrender of the Certificate formerly representing such share, all in accordance with the Closing Date Certificate and Sections 2.7 and 2.9.

     (c) Conversion of Series B1 Preferred Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Series B1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the Company's treasury or by any of the Subsidiaries and (ii) Dissenting Series B1 Preferred Shares) shall be canceled and converted into the right to receive the Series B1 Preferred Stock Consideration, payable in cash to the holder thereof at the various times set forth herein, without interest thereon, upon surrender of the Certificate formerly representing such share, all in accordance with the Closing Date Certificate and Sections 2.7 and 2.9.

     (d) Conversion of Series C Preferred Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the Company's treasury or by any of the Subsidiaries and (ii) Dissenting Series C Preferred Shares) shall be canceled and converted into the right to receive the Series C Preferred Stock Consideration, payable in cash to the holder thereof at the various times set forth herein, without interest thereon, upon surrender of the Certificate formerly representing such share, all in accordance with the Closing Date Certificate and Sections 2.7 and 2.9.

     (e) Conversion of Series D Preferred Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the Company's treasury or by any of the Subsidiaries and (ii) Dissenting Series D Preferred Shares) shall be canceled and converted into the right to receive the Series D Preferred Stock Consideration, payable in cash to the holder thereof at the various times set forth herein, without interest thereon, upon surrender of the Certificate formerly representing such share, all in accordance with the Closing Date Certificate and Sections 2.7 and 2.9.

     (f) Conversion of Series E Preferred Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the Company's treasury or by any of the Subsidiaries and (ii) Dissenting Series E Preferred Shares) shall be canceled and converted into the right to receive the Series E Preferred Stock Consideration, payable in cash to the holder thereof at the various times set forth herein, without interest thereon, upon surrender of the Certificate formerly representing such share, all in accordance with the Closing Date Certificate and Sections 2.7 and 2.9.

     (g) Conversion of Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the Company's treasury or by any of the Subsidiaries and (ii) Dissenting Common Shares) shall be canceled and converted into the right to receive the Common Stock Consideration, payable in cash to the holder thereof, without interest thereon, upon surrender of the Certificate formerly representing such share, all in accordance with the Closing Date Certificate and Sections 2.7 and Section 2.9.

     (h) Treasury Shares. Each share of Common Stock or Preferred Stock held in the treasury of the Company or by any Subsidiary immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be canceled, retired and cease to exist as of the Effective Time and no payment shall be made with respect thereto.

     (i) Newco Shares. As of the Effective Time, each share of capital stock of Newco issued and outstanding immediately prior to the Effective Time shall, without any action on the part of Newco, be converted on a one-for-one basis into shares of the corresponding class of capital stock of the Surviving Corporation.

     (j) Holders of Certificates. From and after the Effective Time, the holders of Certificates (other than Certificates representing Dissenting Shares) shall cease to have any rights with respect to such Certificates, except the right to receive the Common Stock Consideration, the Series A Preferred Stock Consideration, the Series B Preferred Stock Consideration, the Series B1 Preferred Stock Consideration, the Series C Preferred Stock Consideration, the Series D Preferred Stock Consideration, or the Series E Preferred Stock Consideration, as applicable, with respect to each of the shares represented thereby.

     Section 2.9 Exchange of Certificates.

     (a) Upon surrender of any Certificates (other than Certificates representing Dissenting Shares), together with duly executed letters of transmittal, on or prior to the Closing Date to Parent, Newco or the Surviving Corporation, the holder of each Certificate shall receive from the Parent and/or the Surviving Corporation on the Closing Date in exchange for each share of Preferred Stock or Common Stock evidenced thereby, the Estimated Series A Preferred Stock Consideration, the Estimated Series B Preferred Stock Consideration, the Estimated Series B1 Preferred Stock Consideration, the Estimated Series C Preferred Stock Consideration, the Estimated Series D Preferred Stock Consideration, the Estimated Series E Preferred Stock Consideration, or the Common Stock Consideration, as applicable, in the form of cash by wire transfer of immediately available funds, to which such holder is entitled pursuant to the Closing Date Certificate and Section 2.7 and/or Section 2.8, without interest. At the time of distribution of the information statement in accordance with Section 5.1, the Company shall mail or otherwise deliver to each record holder of any Certificates a form of letter of transmittal (in a form reasonably acceptable to Parent) for return to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Company or the Surviving Corporation) and instructions for use in effecting the surrender of the Certificates and payment therefor. At any time after the Effective Time, upon surrender to the Surviving Corporation of any Certificates (other than Certificates surrendered pursuant to the first sentence of this Section 2.9(a) and other than Certificates representing Dissenting Shares), together with such duly executed letter of transmittal, the holder of each such Certificate shall receive from the Surviving Corporation immediately thereafter in exchange therefor, the Estimated Series A Preferred Stock Consideration, the Estimated Series B Preferred Stock Consideration, the Estimated Series B1

Preferred Stock Consideration, the Estimated Series C Preferred Stock Consideration, the Estimated Series D Preferred Stock Consideration, the Estimated Series E Preferred Stock Consideration, or the Common Stock Consideration, as applicable, payable in cash pursuant to the Closing Date Certificate and Section 2.7 and/or Section 2.8, in the form of cash by wire transfer of immediately available funds, to which such holder is entitled pursuant to such sections of the Agreement, without interest; provided, however, that any such payments for less than $20,000 to a particular holder may be made by check. Each Certificate surrendered pursuant to this Section 2.9(a) shall be canceled. Holders of Certificates shall not be entitled to receive payment hereunder until such holder's applicable Certificates have been surrendered pursuant to this Section 2.9 and after the Effective Time. If payment or delivery is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.9, each Certificate (other than Certificates canceled pursuant to Section 2.8(h) and Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the Series A Preferred Stock Consideration, the Series B Preferred Stock Consideration, the Series B1 Preferred Stock Consideration, the Series C Preferred Stock Consideration, the Series D Preferred Stock Consideration, the Series E Preferred Stock Consideration, or the Common Stock Consideration, as applicable, in the form provided for by this Agreement, without interest. Except as provided herein, all cash paid upon surrender of the Certificates in accordance with this
Section 2.9 shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Common Stock or Preferred Stock represented thereby.

     (b) In the event that any Certificate (other than any Certificate representing Dissenting Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the registered holder of such lost, stolen or destroyed Certificate in form and substance reasonably acceptable to Parent and Newco (if such affidavit is accepted before the Effective Time) or the Surviving Corporation (if such affidavit is accepted after the Effective
Time), the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the Preferred Stock Consideration or the Common Stock Consideration, as applicable, in respect thereof in the manner set forth in
Section 2.7 and/or Section 2.8.

     (c) If Certificates are not surrendered prior to the date that is two years after the Effective Time, unclaimed amounts (including interest thereon) of Preferred Stock Consideration and Common Stock Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation and may be commingled with the general funds of the Surviving Corporation, free and clear of all claims or interest. Notwithstanding the foregoing, any stockholders of the Company who have not theretofore complied with the provisions of this Section 2.9 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment for their claims in the form and amounts to which such stockholders are entitled.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Preferred Stock or Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (other than Certificates representing Dissenting Shares) are presented to the Surviving Corporation, they shall be canceled and exchanged for the Preferred Stock Consideration or the Common Stock Consideration, as applicable, as provided for, and in accordance with, the provisions of this Section 2.9.

     Section 2.10 Dissenting Shares. Each share of Common Stock or Preferred Stock issued and outstanding immediately prior to the Effective Time held by stockholders who shall have properly exercised their appraisal rights with respect thereto under Section 262 of the DGCL (such shares of Common Stock, the "Dissenting Common Shares", such shares of Series A Preferred Stock, the "Dissenting Series A Preferred Shares", such shares of Series B Preferred Stock, the "Dissenting Series B Preferred Shares", such shares of Series B1 Preferred Stock, the "Dissenting Series B1 Preferred Shares", such shares of Series C Preferred Stock, the "Dissenting Series C Preferred Shares", such shares of Series D Preferred Stock, the "Dissenting Series D Preferred Shares", such shares of Series E Preferred Stock, the "Dissenting Series E Preferred Shares", such shares of Preferred Stock, the "Dissenting Preferred Shares", and all such shares, collectively, the "Dissenting Shares") shall not be converted into the right to receive the applicable Common Stock Consideration or Preferred Stock Consideration pursuant to the Merger, but shall be entitled to receive payment of the appraised value of such shares in accordance with the provisions of
Section 262 of the DGCL, except that each Dissenting Share held by a stockholder who shall thereafter withdraw his or her demand for appraisal or shall fail to perfect his or her right to such payment as provided in such Section 262 shall be deemed to be converted, as of the Effective Time, into the right to receive the applicable Common Stock Consideration or Preferred Stock Consideration in the form such holder otherwise would have been entitled to receive as a result of the Merger. The Dissenters Rights Company Representative shall give Parent prompt notice of any demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL and received by the Company in connection with the Merger, and the Dissenters Rights Company Representative shall have the opportunity to direct and settle all negotiations and proceedings with respect to such demands. The Dissenters Rights Company Representative shall conduct all such negotiations and proceedings in good faith, and shall endeavor to resolve all such demands as promptly as practicable (and in any event prior to the termination of the Escrow Account pursuant to the terms of the Escrow Agreement). The Dissenters Rights Company Representative will not, except with the prior written consent of Parent (such consent not to be unreasonably withheld or delayed), make any payment with respect to, settle or offer to settle, any such demands.

     Section 2.11 Series C Preferred Stock Warrants and Series D Preferred Stock Warrants.

     (a) As promptly as practicable following the Closing, the Surviving Corporation shall pay to each holder of any Series C Preferred Stock Warrant and/or any Series D Preferred Stock Warrant an amount of cash in respect thereof equal to the amount required to be paid pursuant to the terms of such Series C Preferred Stock Warrant or such Series D Preferred Stock Warrant as a result of the Merger, net of applicable withholding taxes. if any.

     (b) Prior to the Closing, the Company shall take the actions necessary to give effect to the provisions of this Section 2.11, including without limitation pursuant to the terms of the Series C Preferred Stock Warrants and the Series D Preferred Stock Warrants.

     (c) The Company shall take or cause to be taken all actions necessary to ensure that no holder of Series C Preferred Stock Warrants and/or Series D Preferred Stock Warrants shall have any rights thereunder to acquire any equity securities of or, except as expressly provided in this Section 2.11, to receive any payments from the Company, the Surviving Corporation or any Subsidiary.

     Section 2.12 Common Stock Options.

     (a) As promptly as practicable following the Closing, the Surviving Corporation shall pay to each holder of any Vested and In the Money Common Stock Option an amount of cash in respect thereof equal to the product of (i) the excess of the Common Stock Consideration over the exercise price per share of Common Stock for which such Vested and In the Money Option is exercisable, and
(ii) the number of shares of Common Stock subject to such Vested and In the Money Common Stock Option (such gross amount of cash, the "Common Stock Option Gross Amount"). As of the Effective Time, by virtue of the Merger, all Vested and In the Money Common Stock Options shall be converted into solely the right to receive the applicable Common Stock Option Gross Amount as set forth in the immediately preceding sentence. The payment of Common Stock Option Gross Amount by the Surviving Corporation shall be net of applicable withholding taxes, if any. No payments shall be made by Parent, Newco, the Company or the Surviving Corporation to any holder of Unvested and Out of the Money Common Stock Options which are outstanding as of the Effective Time.

     (b) Prior to the Closing, the Company shall take the actions necessary to give effect to the provisions of this Section 2.12, including without limitation pursuant to (i) the terms of the Common Stock Option Plan and (ii) the terms of the Common Stock Warrants.

     (c) The Company shall take or cause to be taken all actions necessary to cause the Common Stock Option Plan to terminate as of the Effective Time, and to ensure that no holder of Common Stock Options issued pursuant to the Common Stock Option Plan or otherwise or any participant in the Common Stock Option Plan shall have any rights thereunder to acquire any equity securities of or, except as expressly provided in this Section 2.12, to receive any payments from the Company, the Surviving Corporation or any Subsidiary.

     Section 2.13 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York 10022, at 10:00 A.M. on the Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms cannot be satisfied until the Closing), or on such date and time as the Company and Newco shall mutually agree. The time and date of the Closing is herein called the "Closing Date".

     Section 2.14 Withholding Taxes. Notwithstanding any other provision in this Agreement, Parent, Newco, the Company, the Surviving Corporation and the Escrow Agent shall have the right to deduct and withhold Taxes from any payments to be made hereunder (including any payments to be made under the Escrow Agreement) if such withholding is required by law and to collect any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from any stockholder of the Company and any other recipient of any payment hereunder. To the extent that amounts are so withheld and paid to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable stockholder of the Company or other recipient of payment in respect of which such deduction and withholding was made.

     Section 2.15 Seller Expenses; Series E Seller Paper Amount. Parent and Newco shall cause the Company and the Surviving Corporation to pay (a) all Seller Expenses required to be paid by the Company on the Closing Date including, without limitation, the Seller Expenses set forth in items (ii) and
(iv) (including any payments under the Incentive Bonus Plan) in the definition of Seller Expenses and (b) immediately after Closing, the Series E Seller Paper Amount to the holders of the seller notes issued by the Company or any of its Subsidiaries to repurchase Series E Preferred Stock.

          ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Newco as follows:

     Section 3.1 Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries (other than HealthScribe India Private Limited) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation specified on Schedule 3.1. HealthScribe India Private Limited is a company duly organized and validly existing under the laws of India. Each of the Company and its Subsidiaries and has the corporate power and authority and all licenses, permits and authorizations necessary to own or lease its property and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where such failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. The Company has previously provided to Parent and Newco true and complete copies of (i) its certificate of incorporation and all amendments thereto or restatements thereof, (ii) its by-laws as currently in effect and (iii) the certificate of incorporation and by-laws (or the equivalent thereof), as currently in effect, of each Subsidiary.

     Section 3.2 Authorization. The Company has the corporate power and authority to execute and deliver this Agreement and each other Merger Document to be executed by the Company in connection herewith and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action, including the Stockholder Consent. This Agreement has been duly authorized, executed and delivered by the Company and, assuming that this Agreement has been duly and validly authorized, executed and delivered by Parent and Newco, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

     Section 3.3 Non-contravention. Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement or any other Merger Document, the consummation of the Merger and the other transactions contemplated hereby nor the fulfillment of and the performance by the Company of its obligations hereunder will (i) contravene any provision contained in the Company's Certificate of Incorporation or By-laws, (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, or constitute a default (with or without the lapse of time, the giving of notice or both) under (A) any contract with a customer to which the Company or any Subsidiary is a party or any other contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation, in any such case, material to the Company and its Subsidiaries taken as a whole or (B) any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Company or any of the Subsidiaries is a party or by which any of them is bound or to which any of their respective assets or properties are subject, (iii) result in the creation or imposition of any Lien, other than any Permitted Lien, on any of the assets or properties of the Company or the Subsidiaries, or (iv) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation of the Company or any Subsidiaries.

     Section 3.4 Consents. Except for (i) filing and recordation of appropriate merger documents as required by the DGCL, (ii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, and (iii) filings and approvals set forth in
Schedule 3.4, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is (x) necessary by the Company in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or (y) required by the Company, in connection with such execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, in order to prevent any Person from obtaining a claim for a default, termination, cancellation or acceleration of any right or obligation of the Company or its Subsidiaries or to create a loss of any material benefit to which the Company or any of its Subsidiaries is entitled.

     Section 3.5 Capitalization; Subsidiaries

     (a) The Company's authorized capital stock consists solely of 105,000,000 authorized shares of Voting Common Stock, 15,040,209 of which are issued and outstanding; 10,000,000 authorized shares of Non-Voting Common Stock, none of which are issued and outstanding; 11,926 shares of Series A Preferred Stock, 11,714 of which are issued and outstanding (which are convertible into 10,039,424 shares of Common Stock); 12,298 shares of Series B Preferred Stock, 9,507 of which are issued and outstanding (which are convertible into 10,873,842 shares of Common Stock); 9,000 shares of Series B1 Preferred Stock, 2,761 of which are issued and outstanding (which are convertible into 3,157,955 shares of Common Stock); 10,105 shares of Series C Preferred Stock, 10,000 of which are issued and outstanding (which are convertible into 11,437,722 shares of Common Stock); 6,105 shares of Series D Preferred Stock, 5,353 of which are issued and outstanding (which are convertible into 8,256,980 shares of Common Stock); 15,000 shares of Series E Preferred Stock, of which 13,400 are issued and outstanding (which are convertible into 26,493,973 shares of Common Stock), in each case, which shares are held beneficially and of record by the Persons set forth on Schedule 3.5(a) in the amounts set forth opposite such Person's name. No shares of the Company's capital stock are held as treasury shares. Up to 9,112,157 shares of Voting Common Stock are reserved for issuance upon exercise of all outstanding Common Stock Options under the Common Stock Option Plan and the Common Stock Warrants. Up to 105 shares of Series C Preferred Stock are reserved for issuance upon exercise of all outstanding Series C Preferred Warrants. Up to 38 shares of Series D Preferred Stock are reserved for issuance upon exercise of all outstanding Series D Preferred Warrants. Except as set forth in this Section 3.5(a) or in Schedule 3.5(a), the Company does not have (i) any shares of Common Stock or Preferred Stock reserved for issuance, or (ii) any outstanding or authorized option, warrant or other right, relating to its capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any shares of its capital stock. Except as set forth in this Section 3.5(a), Schedule 3.5(a) or in this Agreement, there are no (i) outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or (ii) voting trusts, proxies or other agreements among the Company's stockholders with respect to the voting or transfer of the Company's capital stock. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, validly issued, are fully paid and are nonassessable. Except as set forth on Schedule 3.5(a), there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

     (b) All Subsidiaries of the Company are listed on Schedule 3.5(b). Except as set forth on Schedule 3.5(a) and Schedule 3.5(b), all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company is owned beneficially and of record by the Company, directly or indirectly, is validly issued, fully paid and nonassessable (except in the case of HealthScribe India Private Limited since this concept does not apply to an Indian company) and free and clear of any preemptive rights (other than such rights as may be held by the Company), restrictions on transfer (other than those which exist as a matter of law), Taxes or Liens. Except as set forth on
Schedule 3.5(a), there are no (i) authorized or outstanding securities of the Company or any of the Subsidiaries convertible into or exchangeable for, or options or warrants or the right to subscribe for, or providing for the issuance or sale of, any capital stock or other ownership interest in, or any other securities of, any Subsidiary, (ii) voting trusts, proxies or other agreements among the Subsidiaries' stockholders with respect to the voting or transfer of the Subsidiaries' capital stock, or (iii) outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary.

     (c) Except for the Subsidiaries listed on Schedule 3.5(b), the Company does not control or have any equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity. All of the issued and outstanding equity securities of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

     Section 3.6 Financial Statements; Liabilities.

     (a) Attached hereto as Schedule 3.6(a) are true and complete copies of the following financial statements (such financial statements, the "Financial Statements"):

          (i) the audited consolidated balance sheets of the Company as of December 31, 2001, December 31, 2002 and December 31, 2003, and the related audited consolidated statements of cash flows, operations and stockholders' equity for the years ending on December 31, 2001, December 31, 2002 and December 31, 2003; and

          (ii) the unaudited consolidated balance sheet of the Company as of August 31, 2004 (such balance sheet, the "Most Recent Balance Sheet", and the date of such balance sheet, the "Most Recent Balance Sheet Date") and the related unaudited consolidated statements of cash flows and operations for the eight-month period ending on such date.

     (b) The Financial Statements (i) have been prepared, in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of unaudited Financial Statements, for the absence of footnotes and subject to normal year-end adjustments (which are consistent with past practices and which are not material), (ii) fairly present the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations for the periods then ended (subject, in the case of the unaudited interim Financial Statements, to the absence of footnotes and to normal year-end adjustments (which are consistent with past practices and which are not material)), (iii) have been prepared based upon the information contained in the books and records of the Company and its Subsidiaries, and (iv) fairly present the consolidated financial condition, assets and liabilities of the Company and its Subsidiaries (subject, in the case of the unaudited interim Financial Statements, to the absence of footnotes and to normal year-end adjustments (which are consistent with past practices and which are not material).

     (c) Except as set forth on Schedule 3.6(c), (i) there are no letters of credit issued for the account of the Company or any Subsidiary and (ii) neither the Company nor any Subsidiary has guaranteed (or entered into any arrangement having the economic effect of a guarantee of) the indebtedness of any Person other than the Company or any Subsidiary.

     (d) Neither the Company nor any Subsidiary has any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except (i) as set forth on
Schedule 3.6(d), or as disclosed, set forth or reserved for in the Financial Statements (including the notes thereto), (ii) liabilities and/or obligations incurred in the ordinary course of business since the Most Recent Balance Sheet Date, (iii) contractual liabilities arising in the ordinary course of business under the contracts listed on Schedule 3.15 hereto or under other contracts not scheduled because Section 3.15 does not require them to be scheduled, and/or
(iv) liabilities arising in connection with the transactions contemplated by this Agreement.

     Section 3.7 Absence of Certain Developments. Except as set forth in
Schedule 3.7, since January 1, 2004 there has not been any Material Adverse Effect and the Company has conducted its business in the ordinary and usual course consistent with past practices. Without limiting the generality of the foregoing, and except as set forth in Schedule 3.7, during the period beginning on January 1, 2004 and ending on the date hereof:

     (a) neither the Company nor any of its Subsidiaries has incurred Funded Indebtedness in aggregate amounts in excess of $50,000;

     (b) neither the Company nor any of its Subsidiaries has made any acquisition (by merger, consolidation, or acquisition of stock or assets or otherwise) of any other Person;

     (c) neither the Company nor any of its Subsidiaries has created or permitted the creation of any Lien, other than Permitted Liens, on any of its assets, tangible or intangible;

     (d) except for sales to customers of the Company's products and services in the ordinary course of business, neither the Company nor any of its Subsidiaries has sold, assigned or transferred any of its material tangible assets;

     (e) neither the Company nor any of its Subsidiaries has (i) entered into or amended any written employment or severance or similar agreement with any employee or any collective bargaining agreement, (ii) adopted or amended, or materially increased the payments to or benefits under, any profit sharing, bonus, thrift, stock option plan, deferred compensation, savings, insurance, restricted stock, pension, retirement, or other employee benefit plan for or with any of its directors, officers or employees, (iii) granted any increase in compensation payable or to become payable or the benefits provided to its directors or officers other than any increases of more than 3% to any individual whose compensation is in excess of $75,000 per year, or (iv) granted, other than in the ordinary course of business, any increase in compensation payable or to become payable to its employees (other than officers);

     (f) neither the Company nor any of its Subsidiaries has issued or granted any credits, rebates or similar discounts or offsets with respect to services previously rendered or products previously sold other than in the ordinary course of business;

     (g) neither the Company nor any of its Subsidiaries has (i) made or changed any Tax election or (ii) made any material change in any method of accounting or accounting practice used by it, other than any such changes required by GAAP;

     (h) there has not been any material casualty, loss, damage or destruction not covered by insurance which has materially, adversely affected the properties of the Company and its Subsidiaries;

     (i) neither the Company nor any Subsidiary has made any capital expenditure or commitment in excess of $50,000 for additions to property, plant and equipment;

     (j) neither the Company nor any Subsidiary has forgiven, canceled or waived any material rights under any material debt or claim by the Company or the applicable Subsidiary other than in the ordinary course of business;

     (k) other than in connection with the exercise of options, neither the Company nor any Subsidiary has issued, sold or otherwise disposed of any debenture, note, stock, or equity interest or modified or amended any right of any holder thereof;

     (l) neither the Company nor any Subsidiary has terminated, disposed of, or permitted to lapse, any material license or permit; and

     (m) there has not been any amendment to the Certificate of Incorporation or By-laws of the Company or any of its Subsidiaries.

     Section 3.8 Compliance with Laws; Governmental Authorizations; Licenses;
Etc.

     (a) Except as set forth in Schedule 3.8(a), the business of each of the Company and its Subsidiaries has been operated in compliance with all applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Authorities, except where the failure to do so would not reasonably be expected to result in a material loss or liability to the Company and/or any of its Subsidiaries.

     (b) Except as set forth in Schedule 3.8(b), each of the Company and its Subsidiaries has all material permits, licenses, approvals, certificates and other authorizations, and has made all material notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the operation of its business as currently conducted.

     (c) Except as set forth in Schedule 3.8(c), there is no action, case or proceeding pending or, to the Company's Knowledge, threatened by any Governmental Authority with respect to (i) any alleged violation by the Company or its Affiliates of any statute, law, rule, regulation, code, ordinance, order, policy or guideline of any Governmental Authority, (ii) any alleged failure by the Company or its Affiliates to have any permit, license, approval, certification or other authorization required in connection with the operation of the business of each of the Company and its Subsidiaries, or (iii) any Leased Property (as defined in Section 3.17) or any portion thereof or interest therein.

     Section 3.9 Litigation. Except as set forth on Schedule 3.9, there are no judgments, decrees, lawsuits, actions, proceedings, claims, complaints, injunctions, orders or investigations by or before any Governmental Authority pending or, to the Company's Knowledge, threatened (including any demands or offers to license any Intellectual Property Rights from any other Person) against the Company or its Subsidiaries (i) relating to the Company, any Subsidiary, or their respective businesses or properties, or (ii) seeking to enjoin the transactions contemplated hereby. The Company is not a party to any litigation or threatened (including any demands or offers to license any Intellectual Property Rights from any other Person) litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby. Except as set forth on Schedule 3.9, neither the Company nor any of its Subsidiaries has been a party to any litigation matter since January 1, 2001.

     Section 3.10 Taxes.

     (a) The Company and each of its Subsidiaries has filed (or has had filed on its behalf) all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by (or with respect to the operations of) the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. No written notice has been received by the Company or any of its Subsidiaries regarding any claim by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Person not filing Tax Returns is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

     (b) The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

     (c) No written notice has been received by the Company or any of its Subsidiaries regarding any pending or current foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or any of its Subsidiaries has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries.

     (d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (e) Except as set forth on Schedule 3.10, neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law). Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company and each Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither the Company nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement (excluding agreements the primary purpose of which is not the allocation of Tax liability and which provisions regarding Taxes are typical of such arrangements). Neither the Company nor any Subsidiary (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (B) has any liability for the Taxes of any person (other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law) other than as a result of being a member of the Affiliated Group of which the Company is the common parent, as a transferee or successor, by contract, or otherwise.

     (f) The unpaid Taxes of the Company and its Subsidiaries (A) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the

Company in filing its Tax Returns. Since the date of the Most Recent Balance Sheet, the Company and its Subsidiaries have not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

     (g) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

          (i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

          (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

          (iii) except as set forth on Schedule 3.10, intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

          (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

          (v) prepaid amount received on or prior to the Closing Date.

     (h) Neither the Company nor any Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

     (i) Neither the Company nor any of its Subsidiaries has engaged in any "listed transaction" as defined in the Treasury Regulations promulgated under
Section 6011 of the Code.

     (j) None of the Company's Subsidiaries that are incorporated under the laws of a jurisdiction other than of United States or a state thereof (i) is, or at any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b) or Section 882(a) of the Code, or treated as or considered to be so engaged under Section 882(d) or
Section 897 of the Code or otherwise; (ii) is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code; or (iii) is treated other than as a corporation for United States federal tax purposes.

     Section 3.11 Environmental Matters. Except as set forth on Schedule 3.11 hereto:

     (a) The Company is in compliance in all material respects with all Environmental Laws. Neither the Company nor any Subsidiary has Released any Hazardous Material on any of the Leased Property or, during the period of the Company's or any Subsidiary's ownership or lease thereof, on any property formerly owned or leased by the Company or any Subsidiary. To the Company's Knowledge, no Person other than the Company or any Subsidiary has Released any Hazardous Material on any of the Leased Property or, during the period of the Company's or any Subsidiary's ownership or lease thereof, on any property formerly owned or leased by the Company or any Subsidiary.

     (b) The Company has not received any written or overt notice, written or overt report or written or overt other information regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities for personal injury, property damage or investigatory or cleanup obligations arising under Environmental Laws.

     Section 3.12 Employee Matters.

     (a) Schedule 3.12(a) contains a list of all employees of the Company and its Subsidiaries as of the date hereof, along with the position and the annual rate of compensation of each such person. Except as set forth on Schedule 3.12(a), all persons who have been employees of, or consultants to, the Company or any Subsidiary within the time period beginning on December 31, 2000 and all persons who are present employees of, and consultants to, the Company or any Subsidiary, in each case, who have had access to proprietary information about or created Intellectual Property Rights of the Company or any Subsidiary have entered into agreements regarding the non-disclosure of confidential information (such agreements, the "Employee Confidentiality Agreements". The Company has made available to Parent a copy or form of each Employee Confidentiality Agreement. Schedule 3.12(a) contains a list, as of the date hereof, of all employees of the Company or any of its Subsidiaries who are a party to a non-competition agreement with the Company or any of its Subsidiaries, and copies of such agreements have previously been made available to Parent. The execution of this Agreement will not affect the legality, validity, binding effect or enforceability of the agreements referenced in the preceding three sentences. Schedule 3.12(a) contains a list of all employees of the Company or any Subsidiary (other than the employees of HealthScribe India Private Limited) who are not citizens of the United States. Except as set forth in Schedule 3.12(a), to the Knowledge of the Company, as of the date hereof, no employee of the Company or any of its Subsidiaries who is paid an annual salary in excess of $50,000 has announced any plans to terminate employment with the Company or any of its Subsidiaries.

     (b) Neither the Company nor any of its Subsidiaries has entered into any collective bargaining agreements with respect to the employees. There is no labor strike, labor dispute, or work stoppage or lockout pending or, to the Company's Knowledge, threatened against or affecting the Company or any of its Subsidiaries and during the past three years there has been no such action. To the Company's Knowledge, no union organization campaign is in progress with respect to any of the employees, and no question concerning representation exists respecting such employees. There is no unfair labor practice, charge or complaint pending against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities within the last three years that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

     (c) Except as set forth on Schedule 3.12(c), the Company has classified all individuals who perform services for the Company correctly under the Employee Benefit Plans, ERISA and the Code as common law employees, independent contractors, leased employees, and exempt or non-exempt employees.

     Section 3.13 Employee Benefit Plans

     (a) Schedule 3.13(a) contains a complete and correct list of all Employee Benefit Plans.

     (b) Except as set forth on Schedule 3.13(b), none of the Company, any of its Subsidiaries or any ERISA Affiliate maintains, contributes to or has any actual or potential liability with respect to any Multiemployer Plan or a plan that is subject to Title IV of ERISA. Neither the Company nor any of its Subsidiaries maintains, contributes to or has any actual or potential liability with respect to any Employee Benefit Plan that provides health or other welfare benefits to former employees of the Company or any of its Subsidiaries, other than as required by COBRA.

     (c) Except as set forth on Schedule 3.13(c), each Employee Benefit Plan is maintained, funded and administered in compliance in all material respects with its terms and the terms of any collective bargaining agreement and the applicable requirements of ERISA, the Code and any other applicable laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the Internal Revenue Service that it is so qualified and there are no facts or circumstances that would adversely affect the qualified status of any such Employee Benefit Plan. Each such Employee Benefit Plan has been timely amended to comply with the recent tax legislation commonly known as "GUST" and "EGTRRA" and has been submitted to the Internal Revenue Service for a determination or opinion letter on the "GUST" requirements within the "GUST" remedial amendment period.

     (d) No liability under Title IV of ERISA has been or is reasonably expected to be incurred by the Company, any of its Subsidiaries or any ERISA Affiliate.

     (e) The Company, its Subsidiaries and any ERISA Affiliates have complied with the requirements of COBRA; provided that HealthScribe India Private Limited has only complied with such requirements to the extent so required under applicable law.

     (f) None of the Company, any of its Subsidiaries or any other Person has engaged in any transaction with respect to any Employee Benefit Plan that would subject the Company or any of its Subsidiaries to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable law. To the Company's Knowledge, no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or the investment of the assets of any Employee Benefit Plan.

     (g) With respect to each Employee Benefit Plan, the Company has provided to Parent and Newco true, complete and correct copies, to the extent applicable, of
(i) the plan and trust documents and the most recent summary plan description,
(ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, and (iv) the most recent Internal Revenue Service determination letter.

     (h) Except as set forth on Schedule 3.13(h), the consummation of the transactions contemplated hereby will not result in an increase in or accelerate the vesting of any of the benefits available under any Employee Benefit Plan.

     (i) There are no pending claims (other than routine benefit claims) or lawsuits that have been asserted or threatened relating to any Employee Benefit Plan and no Employee Benefit Plan has been, in the past three years, or currently is under audit or examination by any Governmental Authority.

     (j) All contributions (including all employer contributions and employee salary reduction contributions) and all premium payments that are due have been made within the time periods prescribed by ERISA and the Code to each Employee Benefit Plan and all such contributions and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

     Section 3.14 Intellectual Property Rights.

     (a) Schedule 3.14(a) contains a complete and accurate list of all of the following that are owned or used by the Company or any Subsidiary: (i) patented or registered Intellectual Property Rights assigned to or owned by the Company or any Subsidiary, (ii) pending patent applications or other applications for registrations of other Intellectual Property Rights in which the Company or any Subsidiary is the applicant, (iii) all computer software (other than mass-marketed software purchased or licensed for less than a total cost per license agreement of $5,000), (iv) trade or corporate names, trade dress, logos, slogans, Internet domain name registrations, material unregistered trademarks, and material unregistered service marks, (v) material unregistered copyrights, and (vi) any other material Intellectual Property Rights (excluding inter-company licenses or other rights granted between the Company and any Subsidiary, and excluding implied licenses that are not material to the business of the Company or any Subsidiary). Schedule 3.14(c) includes a complete and accurate list of all licenses and other rights granted by the Company or any Subsidiary to any third party with respect to any Intellectual Property Rights and all material licenses and other rights granted by any third party to the Company or any Subsidiary with respect to any Intellectual Property Rights. Without limiting the generality of Section 3.14, all of such licenses set forth in Schedule 3.14(c) that are material to the Company or any Subsidiary (1) are valid and binding obligations of the Company or such Subsidiary, as applicable, and to the Company's Knowledge, the other parties thereto, and (2) are enforceable by the Company or such Subsidiary, as applicable, and to the Company's Knowledge, the other parties thereto, in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency or similar laws of general application relating to or affecting the enforcement of creditors' rights or by general principles of equity. To the Company's Knowledge, the owners of any Intellectual Property Rights licensed to the Company or any Subsidiary have taken all commercially reasonable action to maintain and protect the Intellectual Property Rights subject to such licenses.

     (b) Except as set forth in Schedule 3.14(c), the Company and its Subsidiaries own and possess, free and clear of all Liens, all right, title and interest in, or have the right to use, pursuant to a valid and enforceable written license set forth in Schedule 3.14(c) (other than licenses for mass-marketed software licensed for less than a total cost per license agreement of

$5,000), all Intellectual Property Rights necessary or used for the operation of the business of the Company and its Subsidiaries as presently conducted ("Company Intellectual Property Rights"). To the Company's Knowledge, all of the Company Intellectual Property Rights are valid and enforceable and none of the Company Intellectual Property Rights have been misused by the Company or its Subsidiaries. No loss or expiration of any of the Company Intellectual Property Rights is threatened, pending or reasonably foreseeable, other than expiration of licensed rights as set out in the license agreements, expiration of domain name registrations, if not renewed, and expiration of registered Intellectual Property Rights pursuant to the applicable statutory law.

     (c) Except as set forth on Schedule 3.14(c), (a) there are no written claims against the Company or any Subsidiary that were either made within the past three years or are presently pending contesting the validity, use, ownership or enforceability of any of the Company Intellectual Property Rights, and, to the Company's Knowledge, there is no basis for any such claim, (b) neither the Company nor any Subsidiary has infringed, misappropriated or otherwise conflicted with, and the operation of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise conflict with, any Intellectual Property Rights of other Persons and the neither Company nor any Subsidiary is aware of any facts which indicate a likelihood of any of the foregoing and neither the Company nor any Subsidiary has received any notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property Rights from any other Person),
(c) to the Company's Knowledge, no third party has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property Rights. The transactions contemplated by this Agreement shall not impair the right, title or interest of any of the Company or any Subsidiary in and to the Company Intellectual Property Rights and all of the Company Intellectual Property Rights shall be owned or available for use by the Company and its Subsidiaries immediately after the Closing Date on terms and conditions identical to those under which the Company or its Subsidiary owned or used the Company Intellectual Property Rights immediately prior to the Closing Date.

     (d) The computer systems, including the software, hardware, networks and interfaces (collectively, "Internal Systems") used or currently planned to be used in the conduct of the business of the Company and its Subsidiaries are sufficient for the immediate and planned future needs of the Company and its Subsidiaries, including without limitation as to capacity and ability to process current and anticipated peak volumes in a timely manner. Except as set forth in
Schedule 3.14(d), all Internal Systems, other than software, used in the business of the Company and its Subsidiaries are owned and operated by and are under the control of the Company or its Subsidiary.

     Section 3.15 Contracts. Schedule 3.15 sets forth all contracts, agreements, leases, permits or licenses currently in effect to which, as of the date hereof, the Company or any Subsidiary is a party or is otherwise bound, of the type described below (the "Contracts"):

     (a) all agreements or commitments for the purchase by the Company or any of its Subsidiaries of machinery, equipment or other personal property or any services requiring payments after the date of this Agreement of more than $25,000 annually or $100,000 in the aggregate;

     (b) all employment agreements providing for annual compensation in excess of $50,000 and all consulting or severance agreements;

     (c) all license, royalty or other similar agreements relating to any of the Intellectual Property Rights used, owned or asserted to be owned by the Company or any Subsidiary (other than licenses for mass-marketed software licensed for less than a total cost per license agreement of $5,000);

     (d) all agreements containing covenants restraining or limiting the freedom of the Company or any Subsidiary to engage in any line of business or compete with any Person including, without limitation, by restraining or limiting the right to solicit customers or that could reasonably be expected, following the Closing, to restrain or limit the freedom of Parent or any Affiliate thereof to engage in any line of business or compete with any Person (but excluding any agreements containing only confidentiality obligations);

     (e) all mortgages, indentures, notes, bonds or other agreements relating to indebtedness for borrowed money in excess of $25,000 incurred or provided by the Company or any of the Subsidiaries;

     (f) all partnership agreements and joint venture agreements to which the Company or any of its Subsidiaries is a party;

     (g) any agreement (or group of related agreements) for the lease of personal property from third parties providing for annual lease payments in excess of $100,000;

     (h) any agreement (or group of related agreements) with any customer;

     (i) any agreement (or group of related agreements) with vendors, distributors or sales agents allowing for the resale, marketing or distribution of the Company's or any Subsidiary's services or products;

     (j) any agreement concerning confidentiality entered into within the three years prior to the date hereof;

     (k) any agreement containing a right of first refusal;

     (l) any agreement that provides for the Company or any Subsidiary to be the exclusive or a preferred provider of any product or service to any Person or the exclusive or a preferred recipient of any product or service of any Person during any period of time or that otherwise involves the granting by any Person to the Company or any Subsidiary of exclusive or preferred rights of any kind;

     (m) any agreement that provides for any Person to be the exclusive or a preferred provider of any product or service to the Company or any Subsidiary, or the exclusive or a preferred recipient of any product or service of the Company or any Subsidiary during any period of time or that otherwise involves the granting by the Company or the Subsidiary to any Person of exclusive or preferred rights of any kind;

     (n) any agreement in which the Company or any Subsidiary has agreed to specific service level commitments, the violation of which would result in the imposition of specified liabilities or penalties against the Company or its applicable Subsidiary;

     (o) any agreement under which the Company or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money in an amount greater than $25,000, or under which it has imposed (or may impose) a Lien, other than any Permitted Lien, on any of its assets, tangible or intangible;

     (p) any agreement in which the Company or any Subsidiary has granted manufacturing rights, "most favored nation" or similar pricing provisions or marketing or distribution rights relating to any product or territory;

     (q) any agreement for (i) the disposition of any of the assets or business of the Company or any Subsidiary (other than sales of products and services in the ordinary course of business) for consideration in excess of $50,000 in the aggregate, or (ii) the acquisition of any assets or business from any other persons or entities for consideration in excess of $50,000 in the aggregate, other than purchases, in the ordinary course of business, from suppliers;

     (r) any other agreement (or group of related agreements) not otherwise listed on any disclosure schedule to this Agreement involving annual payments received or paid by the Company and its Subsidiaries in excess of $50,000; and

     (s) any commitment to enter into any of the foregoing contracts or agreements described in clauses (a) through (r).

Each Contract set forth on Schedule 3.15 is a valid and binding agreement of the Company or a Subsidiary, as the case may be, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights and subject to general principles of equity). Except as set forth on Schedule 3.15, neither the Company, any Subsidiary nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any material provision of any Contract, and, to the Knowledge of the Company, no event has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default of any material provision of any such Contract by the Company, any Subsidiary, or any other party under such Contract. The Company has made available to Newco true and complete copies of all Contracts, including all amendments thereto.

     Section 3.16 Insurance. Schedule 3.16 contains an accurate and complete description of all policies of fire, liability, workers' compensation, property, casualty and other forms of insurance owned or held by the Company and its Subsidiaries as of the date hereof. All such policies or equivalent replacement policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Effective Time will have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Except as set forth on Schedule 3.16, neither the Company nor any of its Subsidiaries will be liable for retroactive premiums or similar payments, and each of the Company and its Subsidiaries is otherwise in compliance in all material respects with the terms of such policies. Except as set forth on

Schedule 3.16, there is no claim pending or, to the Knowledge of the Company, any existing facts which are reasonably likely to result in a claim under any such policy, and if any of the foregoing have been disclosed, no such claim or existing facts were questioned, denied or disputed by the underwriter of such policy. Neither the Company nor any of its Subsidiaries has been denied insurance coverage at any time during the past five years and no policies have been cancelled or have been refused to be renewed by the insurer in the past five years except as set forth in Schedule 3.16. Neither the Company nor any Subsidiary has any Knowledge of any threatened termination of, or, other than in the ordinary course of business, premium increase with respect to, any such policy except as set forth in Schedule 3.16. Except as set forth on Schedule 3.16, neither the Company nor the Subsidiary has failed to timely give any notice required or failed to satisfy any material requirements under such insurance policies or binders of insurance.

     Section 3.17 Real Property. The Company does not own any real property.
Schedule 3.17 sets forth (whether as lessee or lessor) a true and complete list of all leases, subleases, licenses, concessions and other agreements (written or oral) (the "Leases"), pursuant to which the Company holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property (such real property, the "Leased Property") to which the Company is a party or by which it is bound, in each case, as of the date hereof. The Company has delivered to Newco a true and complete copy of each Lease. The Company has not sublet, assigned or otherwise transferred to any Person the right to use or occupy any of the Leased Property or any portion thereof to any third party. Except as set forth on Schedule 3.17, each Lease is legal, valid, binding, enforceable and in full force and effect. Except as set forth on Schedule 3.4, the transactions contemplated hereby do not require the consent of any other party to such Lease. Except as set forth on Schedule 3.17, the Company and, to the Company's Knowledge, each of the other parties thereto has performed in all material respects all material obligations required to be performed by it under each Lease. To the Company's Knowledge, the Leased Property complies with all applicable laws and all licenses or permits required to be maintained for the development, or use or occupancy of any portion of the Leased Property. Except as set forth on Schedule 3.17, neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any Lease, and, to the Knowledge of the Company, no event has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or any other party under such Lease or permit the termination, modification or acceleration of rent under such Lease. To the Knowledge of the Company, each parcel of Leased Property is in compliance in all material respects with all applicable laws and governmental orders. Except as set forth on Schedule 3.17, neither the Company's nor any of its Subsidiaries' possession and quiet enjoyment of the Leased Property has been disturbed. No security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default which has not been redeposited in full. Neither the Company nor any of its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder fees with respect to the Leases. Except as set forth on Schedule 3.17, to the Company's Knowledge, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof included in the Lease Property (the "Improvements") are in good condition and repair and are sufficient for the operation of the business of the Company and its Subsidiaries.

     Section 3.18 Transaction With Affiliates. Except as set forth on Schedule 3.18, none of the Company's stockholders, directors or officers nor any of their respective Affiliates (other than Subsidiaries) or, to the Company's Knowledge, members of their immediate family is involved in any business arrangement or relationship with the Company or the Subsidiaries other than employment arrangements entered into in the ordinary course of business, and none of the Company's stockholders, directors or officers nor any of their respective Affiliates (other than Subsidiaries) or members of their immediate family owns any property or right, tangible or intangible, which is used or leased by the Company or the Subsidiaries.

     Section 3.19 Brokers. Except as set forth on Schedule 3.19, no Person is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee from the Company or its Subsidiaries in connection with this Agreement or any of the transactions contemplated hereby.

     Section 3.20 HIPAA.

     (a) Each of the Company and the Subsidiaries comply in all material respects with and have implemented all such measures required for it to comply in all material respects with its obligations as a "Business Associate" and as an "agent" or "subcontractor" of a Business Associate, as those terms are used in the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and/or the privacy regulations promulgated thereunder (45 C.F.R. 160 and 164). Neither the Company nor any of the Subsidiaries is a Covered Entity as defined by HIPAA and/or the regulations promulgated thereunder ("HIPAA Laws and Regulations"). With respect to any HIPAA-related contractual privacy and security commitments for "Protected Health Information" (as that term is defined in the HIPAA Laws and Regulations), for which compliance by the Company or any of its Subsidiaries or is required (collectively, the "HIPAA Commitments"),

          (i) the Company and its Subsidiaries are in material compliance with the HIPAA Commitments;

          (ii) the transactions contemplated by this Agreement will not violate any of the HIPAA Commitments;

          (iii) the Company and its Subsidiaries have not received written inquiries from the U.S. Department of Health and Human Services or any other Governmental Authority regarding the Company's compliance with the HIPAA Commitments; and

          (iv) the HIPAA Commitments have not been rejected by any applicable certification organization which has reviewed such HIPAA Commitments or to which any such HIPAA Commitment has been submitted.

     (b) The Company and its Subsidiaries have either entered into valid, and written Business Associate Agreements or similar privacy agreements, to the extent required in the HIPAA Commitments, with appropriate parties having access to "Protected Health Information", including without limitation, all individuals involved in creating, editing or handling medical transcriptions at the request of, for or on behalf of the Company or its Subsidiaries.

     (c) Neither the Company nor its Subsidiaries are aware of any material violation of HIPAA or of any of the HIPAA Commitments either by the Company or its Subsidiaries or any subcontractor or agent of the Company or its Subsidiaries.

     (d) Company and its Subsidiaries are taking commercially reasonable measures to comply with all aspects of the HIPAA Commitments relating to the HIPAA security regulations, which are enforceable on or about April 20, 2005.

     Section 3.21 Compliance with Healthcare Laws and Regulations.

     (a) The Company and its Subsidiaries are conducting and have conducted their business and operations in compliance in all material respects with, and neither the Company nor any of its Subsidiaries has engaged in any activities that would constitute a violation, in any material respect, of applicable civil or criminal statutes, laws, ordinances, rules and regulations of any federal, state, local or foreign Governmental Authority with respect to regulatory matters relating to the provision, administration, and/or payment for healthcare products or services (collectively, "Healthcare Laws"), including, without limitation, to the extent applicable: (i) rules and regulations governing the operation and administration of Medicare, Medicaid, or other federal health care programs; (ii) 42 U.S.C. Section 1320a-7(b), commonly referred to as the "Federal Anti-Kickback Statute," (iii) 42 U.S.C. Section 1395nn, commonly referred to as the "Stark Law," (iv) 31 U.S.C. Sections 3729-33, commonly referred to as the "False Claims Act" and (v) rules and regulations of the U.S. Food and Drug Administration.

     (b) Since September 1, 1999: the Company has not received any written notice or communication from any Governmental Authority alleging noncompliance with any Healthcare Laws; to the Company's Knowledge, there is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information related to noncompliance with, or otherwise involving, any Healthcare Laws pending against the Company or any Subsidiary; the Company and the Subsidiaries have no material liability (whether actual or contingent) for failure to comply with any Healthcare Laws; there has not been any material violation of any Healthcare Laws by the Company or any Subsidiary in its submissions or reports to any Governmental Entity that, to the Knowledge of the Company, could reasonably be expected to require investigation, corrective action or enforcement action; neither the Company nor any of its Subsidiaries has been debarred or excluded from participation in Medicare, Medicaid, or any other federal or state healthcare program; and the Company has maintained, in all material respects, all records required to be kept by the Company under any Healthcare Laws.

Section 3.22 Government Contracts.

     (a) A true and correct list of each Government Contract which is in effect as of the date of this Agreement and Government Bid to which the Company or its Subsidiaries is a party set forth on Schedule 3.22.

     (b) Except as set forth on Schedule 3.22, (A) Company and its Subsidiaries have complied in all material respects with the terms and conditions of each Government Contract and Government Bid to which it is a party; (B) Company and its Subsidiaries have complied with all material requirements of any law pertaining to such Government Contract or Government Bid; (C) all representations and certifications made by the Company and its Subsidiaries with respect to such Government Contract or Government Bid were accurate, current and complete in every material respect as of their effective date and, the Company and its Subsidiaries have fully complied with all such representations and certifications in all material respects; (D) neither the Company nor any of its Subsidiaries is in violation, or currently alleged to be in violation, in any material respect, of the False Claims Act, as amended, or any other federal requirement relating to the communication of false statements or submission of false claims to the Governmental Authority; (E) no termination or default notice, cure notice or show cause notice has been issued to the Company or any of its Subsidiaries and remains unresolved, and the Company has no Knowledge of any plan or proposal of any Person to issue any such notice; and
(F) the Company and its Subsidiaries are not in, and the execution and delivery of this Agreement by the Company and the consummation of the Transactions will not result in, any violation, breach or default of any material term or provision of any Government Contract or any order, statute, rule or regulation governing any Government Contract.

     (c) Except as set forth on Schedule 3.22, (A) to the Company's Knowledge, none of its nor any of its Subsidiaries' employees, consultants or agents is (or during the last three years has been) under administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the business of the Company or its Subsidiaries; (B) to the Company's Knowledge, there is no pending audit or investigation of the Company or any of its officers or employees or any of its Subsidiaries or any of its officers or employees nor within the last three years has there been any audit or investigation of any of the foregoing with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; and (C) during the last three years, neither the Company nor any of its Subsidiaries has made any voluntary disclosure in writing to any Governmental Entity with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Governmental Contract or Government Bid that has led to any of the consequences set forth in clause (A) or (B) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost. Neither the Company nor any Subsidiary has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Authority; no such suspension or debarment has, to the Knowledge of the Company, been initiated or threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment.

     Section 3.23 Customers and Suppliers. Schedule 3.23 sets forth a list of
(a) each of the top ten customers of the Company and its Subsidiaries, taken as a whole (by volume in dollars of sales to such customers), for the twelve-month period immediately preceding the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each of the top five suppliers of the Company and its Subsidiaries, taken as a whole (by volume in dollars of purchases from such suppliers), for the twelve-month period immediately preceding the Most Recent Balance Sheet Date (each such person, a "Major Supplier"). Except as set forth on Schedule 3.23, since the Most Recent Balance Sheet Date neither the Company nor any of its Subsidiaries has received written notice from any customer of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, has any customer of the Company or any of its Subsidiaries threatened, that it intends to terminate or materially modify its existing agreement with the Company and its Subsidiaries, or materially reduce the aggregate amount paid to the Company and its Subsidiaries for products and services. Except as set forth on Schedule 3.23, since the Most Recent Balance Sheet Date neither the Company nor any of its Subsidiaries has received written notice from any Major Supplier, nor, to the Knowledge of the

Company, has any Major Supplier threatened, that it intends to terminate or materially modify its existing agreement with the Company and its Subsidiaries, or materially increase the aggregate amount charged to the Company and its Subsidiaries for products and services. Neither the Company nor any of its Subsidiaries has received written notice from any customer of the Company or any of its Subsidiaries or any Major Supplier that it intends to file a petition under applicable bankruptcy laws or otherwise seek relief from or make an assignment for the benefit of its creditors and, to the Company's Knowledge, no such notice or action has been threatened.

     Section 3.24 Assets. The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet, free and clear of all Liens other than Permitted Liens, except for properties and assets disposed of in the ordinary course of business since the Most Recent Balance Sheet Date. The Company and its Subsidiaries own or lease all buildings, equipment, and other tangible assets necessary for the conduct of their business as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

     Section 3.25 Notes and Accounts Receivable. All notes and accounts receivable of the Company and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries.

     Section 3.26 HealthScribe India. The Company has delivered a true and correct copy of the Repurchase Agreement to Parent. The Repurchase Agreement is in full force and effect. The Company has no reason to believe that the transactions contemplated by the Repurchase Agreement will not be consummated on the terms set forth therein.

     Section 3.27 Advanta Acquisition. The Company has delivered a true and correct copy of the letter of intent which contemplates the Advanta Acquisition to Parent (the "Advanta LOI"). The Advanta LOI is in effect.

        ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

     Parent and Newco jointly and severally represent and warrant to the
Company:

     Section 4.1 Organization. Each of Parent and Newco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its property and assets and to carry on its business as presently conducted. Each of Parent and Newco has delivered to the Company true and complete copies of its certificate of incorporation (and all amendments thereto) and by-laws (as currently in effect).

     Section 4.2 Authorization. Each of Parent and Newco has the corporate power and authority to execute and deliver this Agreement and each other agreement or instrument to be executed in connection herewith and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action. This Agreement and each other agreement or instrument to be executed in connection herewith has been duly authorized, executed and delivered by Parent and Newco and constitutes a valid and binding agreement of Parent and Newco, enforceable against Parent and Newco in accordance with its terms.

     Section 4.3 Non-contravention. The execution, delivery and performance by Parent and Newco of this Agreement and the Certificate of Merger, the consummation of the Merger and each of the other transactions contemplated hereby will not (i) contravene any provision contained in such entity's certificate of incorporation or by-laws, (ii) conflict with, violate or result in a material breach (with or without the lapse of time, the giving of notice or both) of or constitute a material default (with or without the lapse of time, the giving of notice or both) under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (B) any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which such entity is a party or by which it is bound or to which any of its assets or properties are subject, (iii) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity any material obligation of such entity or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Person or Government Authority (except for the applicable requirements of the HSR Act and any applicable foreign antitrust laws or regulations).

     Section 4.4 No Consents. Except for (i) filing and recordation of appropriate merger documents as required by the DGCL, (ii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, and (ii) filings and approvals set forth in Schedule 4.4, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by Parent and Newco.

     Section 4.5 Litigation. Neither Parent nor Newco is party to any litigation or threatened (including any demands or offers to license any Intellectual Property Rights from any other Person) litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

     Section 4.6 Brokers. No Person is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee from Parent or Newco in connection with this Agreement or any of the transactions contemplated hereby.

     Section 4.7 Parent and Newco Board. The respective boards of directors of Parent and Newco, by unanimous written consent, have approved the execution of this Agreement.

     Section 4.8 Stockholder Approval. Parent, as sole stockholder of Newco, has approved this Agreement and the transactions contemplated hereby by written consent in lieu of special meeting of stockholders, and no other stockholder vote, approval or consent of any holder of capital stock of each of Parent or Newco is required or necessary to consummate the Merger.

     Section 4.9 No Other Representation. Parent acknowledges and agrees that, except for the representations and warranties of the Company contained in this Agreement (including the Exhibits and Schedules hereto) and documents delivered by the Company to the Parent and/or Newco in connection with the Closing, the Company makes no other representations or warranties, express or implied.

                      ARTICLE V -- COVENANTS AND AGREEMENTS

     Section 5.1 Stockholder Matters. The Company will, within six (6) Business Days of the date hereof, provide a draft information statement to Parent. Within two (2) Business Days thereafter, Parent shall provide comments in connection therewith to the Company. Within two (2) Business Days thereafter, the Company shall send a final information statement (the form of which shall be reasonably acceptable to Parent) to the holders of the Common Stock and the Preferred Stock which have not executed the Stockholder Consent.

     Section 5.2 Access and Information. From the date hereof, Parent and Newco and their potential financing sources shall be entitled to make or cause to be made such reasonable investigation of the Company and its Subsidiaries, and the financial and legal condition thereof, as Parent and Newco deem reasonably necessary or advisable, and the Company and its Subsidiaries shall cooperate with any such investigation, including by providing reasonable access to the properties, books and records, officers, counsel, and accountants of the Company and its Subsidiaries at reasonable hours and upon reasonable advance notice. Parent and Newco agree to use reasonable efforts to conduct any such inquiries and investigations with sensitivity to the Company's interests in preserving its relationships with its employees, customers and suppliers.

     Section 5.3 Conduct of Business by the Company. From the date hereof to the Effective Time, the Company will and will cause each of its Subsidiaries to, except as otherwise expressly provided herein, or consented to in writing by Parent and Newco conduct its business only in the ordinary and regular course in substantially the same manner heretofore conducted and in compliance in all material respects with all applicable laws, and will not take or intentionally omit to be taken any action, or permit its Affiliates to take or to intentionally omit to take any action, which would result in a Material Adverse Effect or which would have a material adverse effect on the ability of the Company to operate its business in the manner in which it is conducted at the time of the Closing. Without limiting the generality of the foregoing, from the date hereof to the Effective Time, the Company will not and will cause each of its Subsidiaries not to, except as otherwise expressly required herein or consented to by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed), take any action or intentionally omit to take any action, or agree to take or omit to take any action, which would result in:

     (a) the Company intentionally creating circumstances under which the officer's certificate referred to in Section 6.2(m)(i) cannot be delivered at the Closing;

     (b) other than in connection with (i) the exercise of options and warrants, outstanding as of the date of this Agreement, to purchase Company securities, and (ii) the repurchase of (A) securities of the Company and HealthScribe India Private Limited pursuant to terms of that certain Purchase and Settlement Agreement previously provided to Parent (the "Repurchase Agreement") or (B) up to 3,210 shares of Series E Preferred Stock, the issuance or sale of any stock or other equity securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such stock or other equity securities (except pursuant to the conversion or exercise of Preferred Shares or Options outstanding on the date hereof), or the amendment of any of the terms of any Options or the repurchase or redemption of any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company);

     (c) other than in connection with (i) the possible acquisition of Advanta Medical Solutions, LLC and (ii) equipment financing in the ordinary course of business of the Company (or if provided for in the current budget of the Company), incurrence by the Company or any Subsidiary of any additional Funded Indebtedness, or making any loans or advances to any Person by the Company or any Subsidiary, except for Funded Indebtedness, loans or advances in a principal amount not to exceed, in the aggregate, $50,000;

     (d) any change by the Company or any Subsidiary in accounting practices, methods or assumptions, or any material change in its policies or practices in respect of collection of receivables, or payment of accounts payable or accrued expenses, in each case, except as may be required by GAAP;

     (e) other than in connection with the repurchase of up to 3,210 shares of Series E Preferred Stock, the authorization, declaration or setting aside of any dividend payment or other distribution, payable in cash, stock, property or otherwise, with respect to any equity security of the Company;

     (f) the reclassification, combination, split, subdivision or issuance of any other securities in respect of, or in lieu of or in substitution for shares of equity securities of the Company or its Subsidiaries;

     (g) other than in connection with (i) the possible acquisition of Advanta Medical Solutions, LLC and (ii) the Repurchase Agreement, the acquisition or agreeing to an acquisition by the Company or any Subsidiary (including, without limitation, by merger, consolidation, or acquisition of stock or assets) of any equity interest in any corporation, partnership, other business organization or any division thereof;

     (h) except as specifically required by or in furtherance of this Agreement, the entry by the Company or any of its Subsidiaries into any material business arrangement with any of the stockholders, directors or officers of the Company;

     (i) the acquisition, sale, lease, license or disposal of any assets or property, or any amendment, modification, extension or renewal of any Lease, by the Company or any Subsidiary (including any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than in the ordinary course of business;

     (j) take any action that could reasonably be expected to cause the loss, lapse or abandonment of any material Intellectual Property Rights owned or used by the Company or any Subsidiary;

     (k) other than in connection with (i) a new $5,000,000 revolver (which shall only be obtained in connection with the term loan described in (ii), (ii) a new $10,000,000 term loan to be used in connection with (A) the possible acquisition of Advanta Medical Solutions, LLC, (B) the repurchase of up to 3,210 shares of Series E Preferred Stock and (C) so long as any of (A) or (B) above are also part of the use of proceeds of the applicable new loan, the repayment of the Company's existing revolver, and (iii) debt in connection with the repurchase of up to 3,210 shares of Series E Preferred Stock, the mortgaging or pledging by the Company or any Subsidiary of any of its material property or assets or the subjecting of any such property or assets to any Lien, other than Permitted Liens;

     (l) pay the cash portion of the purchase price in connection with any acquisition of Advanta Medical Solutions, LLC from any source other than the issuance of debt as provided in clause (k) above;

     (m) the amendment of the charter, by-laws or other organizational documents of the Company or any Subsidiary other than in furtherance of completing the Merger on the terms set forth herein;

     (n) the amendment of any Tax Return or the making by the Company or any Subsidiary of any new elections, or changes to any current elections, with respect to Taxes, other than in order to comply with applicable law;

     (o) the entry by the Company or any Subsidiary into any of the following type of contracts or agreements:

          (i) any employment or other agreement providing for severance to any employee,

          (ii) any license, royalty or other similar agreement relating to any of the Intellectual Property Rights used, owned or asserted to be owned by the Company or any Subsidiary (other than licenses for mass-marketed software licensed for less than a total cost per license agreement of $5,000) other than in the ordinary course of business,

          (iii) any agreement containing any covenant restraining or limiting the freedom of the Company or any Subsidiary to engage in any line of business or compete with any Person including, without limitation, by restraining or limiting the right to solicit customers or that could reasonably be expected, following the Closing, to restrain or limit the freedom of Parent or any Affiliate thereof to engage in any line of business or compete with any Person (but excluding any agreement containing only confidentiality obligations),

          (iv) any partnership agreement or joint venture agreement pursuant to which the Company or any of its Subsidiaries will receive an equity interest,

          (v) any agreement pursuant to which the Company or any of its Subsidiaries grants any right of first refusal,

          (vi) any agreement that provides for any Person to be the exclusive or a preferred provider of any product or service to the Company or any Subsidiary, or the exclusive or a preferred recipient of any product or service of the Company or any Subsidiary during any period of time or that otherwise involves the granting by the Company or the Subsidiary to any Person of exclusive or preferred rights of any kind,

          (vii) any agreement in which the Company or any Subsidiary has agreed to specific service level commitments, the violation of which would result in the imposition of specified liabilities or penalties against the Company or its applicable Subsidiary other than in the ordinary course of business consistent with past practices,

          (viii) enter into any guarantees other than guarantees of debts or obligations of the Company or any of its Subsidiaries, or

          (ix) any agreement in which the Company or any Subsidiary has granted "most favored nation" or similar pricing provisions or marketing or distribution rights relating to any product or territory;

     (p) the making or committing to make by the Company or any Subsidiary any capital expenditure in excess of $300,000 in the aggregate or $100,000 on any one item, unless such capital expenditure is in the ordinary course of business and is provided for in the current budget of the Company;

     (q) the institution or settlement by the Company or any Subsidiary of any Legal Proceeding other than for a purely monetary payment that will be made prior to Closing or the settlement of a claim by an employee of the Company where any resulting restriction on the Company applies only to such employee; or

     (r) the Company or any Subsidiary agreeing in writing to take any of the actions described in clauses (a) through (p) above.

     Section 5.4 Closing Documents. The Company shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered to Parent and Newco, the documents or instruments described in Section 6.2 that are to be executed and delivered by the Company and its Subsidiaries. Parent and Newco shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to the Company, the documents or instruments described in Section 6.3 that are to be executed and delivered by Parent and/or Newco.

     Section 5.5 Efforts; Further Assurances.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. The Company shall use its commercially reasonable efforts to obtain, at its sole expense, all such waivers, consents or approvals from Governmental Authorities or third parties and to give all such notices to Governmental Authorities and third parties, as are required to be listed in Schedule 3.4 hereto. Parent shall cooperate with the Company in obtaining all such waivers, consents or approvals, as may be reasonably requested by the Company in connection therewith. Parent shall use its commercially reasonable efforts to obtain, at its sole expense, all such waivers, consents or approvals from Governmental Authorities or third parties and to give all such notices to Governmental Authorities and third parties, as are listed in Exhibit 6.3(b) hereto. The Company shall cooperate with Parent in obtaining all such waivers, consents or approvals, as may be reasonably requested by Parent in connection therewith. Each party shall bear its own costs incurred in connection with obtaining such consents. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, neither Parent nor any of its Affiliates shall have any obligation to consummate the acquisition of the Spheris Business (as defined in Section 5.9) and, in any case, any such acquisition of the Spheris Business will be completed on terms deemed acceptable to Parent and/or its Affiliates in their sole discretion.

     (b) Each of Parent and the Company shall pay one-half of the HSR Act filing fee and any applicable foreign antitrust filing fees. Each party hereto shall make an appropriate filing, if necessary, pursuant to the HSR Act (and any applicable foreign antitrust laws) with respect to the transactions contemplated by this Agreement within ten Business Days after Parent and/or any of its Affiliates have entered into a definitive purchase agreement to acquire the Spheris Business (any such agreement, a "Spheris Agreement"), and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act (and any applicable foreign antitrust laws). Without limitation of the foregoing, the Company, Newco and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act (or any applicable foreign antitrust laws) or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto. Notwithstanding anything herein to the contrary, Parent, Company and their Affiliates shall not be required to consent to any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Authority and Parent, Company and their Affiliates shall not be obligated to contest, administratively or in court, any ruling, order or other action of any Governmental Authority or private party respecting the transactions contemplated by this Agreement.

     (c) In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree, subject to the reasonable business judgment of each, to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

     (d) Without limiting Section 5.5(a) above, the Company agrees to use, and to cause its Affiliates to use, commercially reasonable efforts to assist Parent and Newco with their efforts to obtain (i) the financing necessary to consummate the transactions contemplated hereby, and (ii) to the extent required by any lender in connection with the consummation of the transactions contemplated hereby, title commitments, title policies and surveys.

     (e) The Company shall give prompt written notice to Parent and Newco of (i) the occurrence, or failure to occur, of any event which occurrence or failure would result in the failure to satisfy any of the conditions specified in
Section 6.1 or Section 6.2 and such written notice shall specify the reason such condition would not be met (provided that such notice shall not be deemed to cure any such failure or amend and/or supplement the schedule related to any representation or warranty) and (ii) any failure of the Company to comply in any material respect with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Documents.

     (f) The Parent or Newco shall give prompt written notice to the Company of
(i) the occurrence, or failure to occur, of any event which occurrence or failure would result in the failure to satisfy any of the conditions specified in Section 6.1 or Section 6.3 and such written notice shall specify the reason such condition would not be met (provided that such notice shall not be deemed to cure any failure or amend and/or supplement the schedule related to any representation or warranty) and (ii) any failure of the Parent or Newco to comply in any material respect with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Documents.

     Section 5.6 Public Announcements. The timing and content of the initial announcement of this Agreement or the Merger to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by the Company and Parent. Thereafter, Parent and the Company shall consult with each other before issuing, and shall provide each other with the opportunity to review and comment upon, all announcements regarding any aspect of this Agreement or the Merger to the financial community, government agencies, employees or the general public; provided that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of law or regulation (after using its best efforts to allow the other party to review, comment and consent to such announcement), it being understood and agreed that each party shall promptly provide the other parties hereto with copies of any such announcement. Notwithstanding anything in this Section 5.6, the compliance with Section 5.1 shall not be a violation or breach of this Section 5.6.

     Section 5.7 Exclusive Dealing. During the period from the date of this Agreement through the Closing Date or the termination of this Agreement pursuant to Section 7.1, the Company shall not take, nor will the Company permit any of its respective Affiliates, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any person (other than Parent, Newco and/or their Affiliates) concerning any purchase of any of the Company's equity securities (other than in connection with (i) the exercise of options and warrants, outstanding as of the date of this Agreement, to purchase Company securities, (ii) the Repurchase Agreement, and (iii) the repurchase of up to 3,210 shares of Series E Preferred Stock) or any merger, sale of substantial assets or similar transaction involving the Company (other than assets sold in the ordinary course of business). The Company shall promptly notify Parent of, and communicate to Parent the terms of, any such inquiry, proposal or request for information received by, or negotiations or discussions sought with, either the Company or, to the Company's Knowledge, any of the Company's representatives or Affiliates. The Company hereby agrees to, promptly after the date hereof, request of each potential acquirer of the Company to which information, documents or other materials were provided within the six months prior to the date hereof that such potential acquirer promptly after such request either (a) return to the Company all such information, documents and other materials and all copies thereof, or (b) destroy (such destruction to be certified in writing to the Company by such potential acquirer) all such information, documents and other materials and all copies thereof.

     Section 5.8 Financial Statements. From and after the date hereof until the Closing, the Company shall, as soon as practicable and in any event within 20 days after the end of each fiscal month of the Company, deliver to Parent the consolidated balance sheet of the Company as at the end of such period, along with the related statements of income and cash flows of the Company, in each case, for such fiscal month and for the period from the beginning of the then current fiscal year to the end of such fiscal month.

     Section 5.9 Spheris Business.

     (a) During the period beginning on the date hereof and ending on the date of termination of this Agreement, the Company shall not, and shall cause its Subsidiaries (and, to the extent practicable, its Affiliates) to not, pursue the acquisition of all or any substantial portion of Spheris, Inc., any of its Subsidiaries, or any of their respective businesses (collectively, the "Spheris Business") in any manner (other than on behalf of Parent and its Affiliates or other than in connection with the operation of the Company's business in a manner consistent with past practices) without the prior written consent of Parent. Notwithstanding the foregoing, if the Company or any of its Subsidiaries or Affiliates purchase all or a substantial part of the Spheris Business (other than on behalf of Parent and its Affiliates) during this period, the Company shall immediately pay to Soros Private Equity Investors LP an amount in cash equal to 3% of the purchase price for that part of the Spheris Business so purchased.

     (b) During the period beginning on the date of termination of this Agreement until August 5, 2005 (the "Post-Termination Period"), if the Company or any of its Subsidiaries or Affiliates purchase all or a substantial part of the Spheris Business (other than on behalf of Parent and its Affiliates), the Company shall immediately pay to Soros Private Equity Investors LP the total cash amount of $100,000. In addition, the Company agrees that if, after the end of the Post-Termination Period and until the one year anniversary of the date hereof, the Company seeks to purchase all or any portion of the Spheris Business and raises debt and/or equity capital in connection with the foregoing, it shall offer Parent the right to purchase at least 49% of the debt and/or equity securities sold in connection therewith. Such offer shall be made at least 20 calendar days prior to the closing of the sale of such debt and/or equity securities and Parent shall either accept or reject such offer to participate within 10 calendar days after it receives such offer. Notwithstanding the foregoing, the Company shall not be required to offer Parent such right to participate if (i) an unsolicited investor approaches the Company with such opportunity (an "Unsolicited Opportunity") and (ii) the Company notifies Parent in writing of such Unsolicited Opportunity within seven (7) days after the applicable unsolicited investor so approaches the Company. Notwithstanding the foregoing, the Company shall not be required to provide Parent the notice described in the previous sentence if such notice would violate a non-disclosure or similar agreement with such unsolicited investor (x) in existence prior to the execution hereof or (y) executed by the Company after the date hereof at a time at which the unsolicited investor has not disclosed to the Company its intention to purchase all or any portion of the Spheris Business. However, even if the Company is not required to provide the disclosure pursuant to the previous sentence, it will use commercially reasonable efforts to seek the consent of such unsolicited investor so that it can provide such notice to Parent.

     (c) Prior to the Closing, no Affiliate of Parent will acquire Spheris, Inc. unless such Affiliate is wholly-owned, directly or indirectly, by Parent.

     Section 5.10 HealthScribe India Private Limited Ownership. The Company shall use commercially reasonable efforts to acquire the additional capital stock of HealthScribe India Private Limited on terms set forth in the Repurchase Agreement (the "HealthScribe India Repurchase").

     Section 5.11 Advanta Acquisition. The Company shall use reasonable commercial efforts to complete, as promptly as practicable after the date hereof (but in no event less than three Business Days prior to the Closing Date), the acquisition of 100% of the membership interests of Advanta Medical Solutions, LLC (the "Advanta Acquisition"). Notwithstanding the foregoing or anything contained in this Agreement to the contrary, the Company shall have no obligation to consummate the Advanta Acquisition unless the Board of Directors of the Company determines that such acquisition is in the best of interests of the Company and the Company completes its due diligence to its sole satisfaction in connection with the Advanta Acquisition.

     Section 5.12 FIRPTA. Prior to the Closing, the Company shall deliver to Parent a notice that the Common Stock and Preferred Stock are not "U.S. real property interests" in accordance with Treasury Regulations under Sections 897 and 1445 of the Code. If Parent does not receive the notice described above on or before the Closing Date, Parent, Newco, the Company, or the Surviving Corporation shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.

     Section 5.13 Tax Agreements. Any Tax sharing (excluding agreements the primary purpose of which is not the allocation of Tax liability and which provisions regarding Taxes are typical of such arrangements), Tax indemnity or Tax distribution agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries shall be terminated prior to the Closing Date and, after the Closing Date, Parent, the Company, and their Affiliates shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

     Section 5.14 Tax Matters.

     (a) Periods Ending on or Before the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Any Tax Returns filed pursuant hereto must be consistent with the prior Tax Returns of Company except as required by applicable law. No later than twenty (20) days prior to filing, Parent shall deliver to the Stockholder Representatives all such Tax Returns and any related work papers and shall permit the Stockholder Representatives to review and comment on each such Tax Return and shall make such revisions to such Tax Returns as are reasonably requested by the Stockholder Representatives. Without implication for the indemnification rights Parent or the Company may have under Article VIII, Company, Surviving Corporation or Parent shall timely pay to the appropriate taxing authority any Taxes of Company with respect to such periods. The costs, fees and expenses related to the preparation of such Tax Returns shall be estimated and accrued as a liability of Company for purposes of calculating Net Working Capital and shall be payable by Company, Surviving Corporation or Parent.

     (b) Periods Beginning Before and Ending After the Closing Date. To the extent that any Tax Returns of Company relate to any Tax periods which begin before the Closing Date and end after the Closing Date, Parent shall prepare or cause to be prepared in a manner consistent with the prior Tax Returns of Company except as required by applicable law and file or cause to be filed any such Tax Returns. Parent shall permit the Stockholder Representatives to review and comment on each such Tax Return described in the preceding sentence and any related work papers at least twenty (20) days prior to filing such Tax Returns and shall make such revisions to such Tax Returns as are reasonably requested by the Stockholder Representatives. Without implication for the indemnification rights Parent or the Company may have under Article VIII, any Taxes of Company with respect to the portion of such period ending on the Closing Date, shall be paid in cash by Company, Surviving Corporation or Parent. The costs, fees and expenses related to the preparation of such Tax Returns shall be paid by Parent or the Surviving Corporation. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes but does not end on the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall be deemed to be Pre-Closing Taxes.

     Section 5.15 Director and Officer Indemnification.

     (a) Newco and Parent covenant and agree that neither of them shall cause or permit any repeal or modification of the limitations of liability or rights to indemnification in favor of the current and previous directors of the Company (both in their capacity as directors and officers of Company) and the current and previous officers of Company ("Indemnified Officers and Directors"), as provided for in the Company's Bylaws and/or Certificate of Incorporation as of the date hereof, and in the Employment Agreement of Michael King and in the Employment Agreement of David Ehrhardt, each set forth on Schedule 3.15(b) which would result in (i) such limitations of liability or indemnification rights no longer applying to the Indemnified Officers and Directors for any act, omission or occurrence prior to the Closing, or (ii) any such rights to indemnification or any such limitation on liability being reduced or limited for the Indemnified Officers and Directors for any act, omission or occurrence prior to the Closing.

     (b) This Section 5.15 shall be binding on all successors of Newco (including the Surviving Corporation). The provisions of this Section 5.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Officer and Director, his or her heirs, and his or her representatives.

                       ARTICLE VI -- CONDITIONS TO CLOSING

     Section 6.1 Mutual Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

     (a) No Injunction. At the Effective Time there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or Governmental Authority of competent jurisdiction to the effect that the Merger may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced by any Governmental Authority or other Person for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any such Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

     (b) HSR Waiting Period. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

     Section 6.2 Conditions to the Obligations of Parent and Newco. The obligations of Parent and Newco to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent and Newco to the extent permitted by applicable law:

     (a) Representations, Warranties and Covenants. All representations and warranties made by the Company in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties made by the Company in this Agreement shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date specified in the case of any representation or warranty which specifically relates to an earlier date), in each case, except to the extent that the failure of any such representation or warranty to be so true and correct would not result in a material Loss to any of Parent, Newco and/or the Surviving Corporation. The Company shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement on or prior to or at Closing.

     (b) Material Adverse Effect. Since the date of this Agreement, there will not have occurred and there will have been no change, event or development that has had or may reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (c) Consents. The Company shall have obtained at its own expense in a form reasonably acceptable to Parent (and shall have provided copies thereof to Parent) all of the waivers, permits, consents, approvals, or authorizations, and effected all of the registrations, filings and notices (collectively, "Consents or Notices"), in each case, set forth on Exhibit 6.2(c), and any other material Consents or Notices which are required on the part of the Company or its Subsidiaries for the execution delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

     (d) Financing. Parent and/or Newco shall have obtained financing on terms and conditions reasonably satisfactory to Parent in an amount sufficient to consummate the transactions contemplated hereby; provided that on the date five Business Days after the date Parent or one of its Affiliates enters into a binding purchase agreement for the Spheris

Acquisition, this financing condition shall be deemed to be identical to the financing condition contained in the applicable purchase agreement for the Spheris Acquisition with the applicable substitution of the financing of the Merger rather than the financing of the Spheris Acquisition.

     (e) Due Diligence. Parent shall no longer have the right to terminate this Agreement pursuant to Section 7.1(f) hereof.

     (f) Spheris Acquisition. Parent and/or its Affiliates shall have completed, on terms reasonably acceptable to Parent, the acquisition of at least a majority of the capital stock of Spheris, Inc. or substantially all of the assets of Spheris, Inc.

     (g) Advanta Acquisition. At least three Business Days prior to the Closing Date, the Company shall have completed, on terms acceptable to Parent, the Advanta Acquisition.

     (h) Pay-off Letters, Notes and Releases of Liens. With respect to each holder of Closing Date Funded Indebtedness (the "Creditors"), the Company shall have received and provided Parent (i) a copy of a pay-off letter in a customary form reasonably acceptable to Parent and (ii) the executed originals of all then outstanding notes evidencing the loans (or appropriate loss affidavits and indemnities); and, with respect to each of the Liens on the Company's assets held by the Creditors, the Company shall have received and provided a copy to Parent of UCC termination statements and any other required documents to be filed in release of such Liens upon the payment of the applicable indebtedness by the Surviving Corporation. The Company shall have received and provided to Parent evidence of the release of all (x) Liens (other than Permitted Liens) on all assets of the Company and its Subsidiaries and (y) guarantees made by the Company or any of its Subsidiaries for the benefit of a Person other than the Company or any of its Subsidiaries.

     (i) Resignations of Directors. The Company shall have delivered to Parent the written resignations of each of the directors of the Company and its Subsidiaries as Parent shall have requested at least two Business Days prior to the Closing.

     (j) Unvested and Out of the Money Common Stock Options. The Board of Directors of the Company shall have taken all action necessary for all Unvested and Out of the Money Common Stock Options to have terminated as of immediately prior to the Effective Time in a manner by which the Surviving Corporation will have no liability or obligation with respect to such Unvested and Out of the Money Common Stock Options.

     (k) Employment Agreements. The Company or HealthScribe India Private Limited, as applicable, shall have entered into an amendment to each of the currently existing employment agreements with each of Michael King, David Ehrhardt, Steven Russell, Kelly Beckner, Don Hughes, Jaime Koepsell, Suresh Nair, Prasenjit Ganguly and M.V. Ravi in a form acceptable to Parent; provided that if such amendments have not been executed or the requirement to obtain such amendments has not been waived by the time that Parent no longer has the right to terminate this Agreement pursuant to Section 7.1(f) hereof, then the condition set forth in this subsection (k) shall be automatically waived by Parent and Newco.

     (l) Stock Options. Parent shall have received reasonably satisfactory evidence that, effective as of the Closing and for all times thereafter, none of the Common Stock Options,

Series C Preferred Stock Warrants and/or Series D Preferred Stock Warrants shall be exercisable (without regard to any vesting provisions) for any shares of capital stock or other equity securities of the Company or the Surviving Corporation.

     (m) Closing Deliveries. Prior to or at the Closing, the Company shall have delivered the following closing documents in customary form and substance (or form and substance otherwise reasonably acceptable to Parent):

          (i) a certificate of the President of the Company, dated the Closing Date, to the effect that the conditions specified in Section 6.2(a) has been satisfied;

          (ii) a certified copy of the resolutions of the Company's Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;

          (iii) a certified copy of the resolutions of the stockholders of the Company adopting and approving this Agreement, the other Merger Documents to which the Company is a party to the extent required to be approved and the transactions contemplated hereby and thereby; and

          (iv) a legal opinion from Holland & Knight LLP, counsel to the Company in substantially the form attached hereto as Exhibit D, addressed to Parent and dated as of the Closing Date.

     (n) Balance Sheet Components. The estimated amount of Balance Sheet Components must be less than or equal to $4,100,000.

     Section 6.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

     (a) Representations, Warranties and Covenants. All representations and warranties made by Parent and Newco in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties made by Parent and Newco in this Agreement shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date specified in the case of any representation or warranty which specifically relates to an earlier date). Parent and Newco shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by each of them under the terms of this Agreement on or prior to or at the Closing.

     (b) Consents. Each of Parent and Newco shall have obtained at its own expense (and shall have provided copies thereof to the Company) all of the waivers, permits, consents, approvals, or authorizations, and effected all of the registrations, filings and notices, in each case, set forth on Exhibit 6.3(b).

     (c) Closing Deliveries. Prior to or at the Closing, Parent and Newco shall have delivered to the Company the following closing documents in form and substance reasonably acceptable to the Company:

          (i) a certificate of the President or a Vice President of Parent and Newco, dated the Closing Date, to the effect that the condition specified in Section 6.3(a) has been satisfied;

          (ii) certified copies of the resolutions of the board of directors of each of Parent and Newco authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and thereby; and

          (iii) a certified copy of the resolutions of the sole stockholder of Newco adopting and approving this Agreement, the Merger and the transactions contemplated hereby.

                 ARTICLE VII -- TERMINATION AMENDMENT AND WAIVER

     Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time, notwithstanding the approval thereof by the stockholders of the Company at any time prior to Closing:

     (a) by mutual consent of the Company and Parent;

     (b) by either the Company or Parent, if the Merger shall not have been consummated on or before January 31, 2005 (the "Termination Date"); provided that the Termination Date shall be extended to February 28, 2005 if Parent or any of its Affiliates have entered into a Spheris Agreement prior to January 31, 2005 but the acquisition of the Spheris Business by Parent or any of its Affiliates has not occurred because the waiting period under the HSR Act has not expired or been terminated; provided further, however, that notwithstanding the foregoing, the right to terminate this Agreement and abandon the Merger under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

     (c) by either Parent or the Company, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action to restrain, enjoin or otherwise prohibit the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

     (d) by Parent by giving written notice to the Company in the event (A) the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Section 6.2(a) not to be satisfied and (ii) is not cured within 20 days following delivery by Parent to the Company of written notice of such breach or (B) a Material Adverse Effect occurs;

     (e) by the Company by giving written notice to Parent in the event Parent or Newco is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (A) individually or in combination with any other such breach, would cause the conditions set forth in Section 6.3(a) not to be satisfied and (B) is not cured within 20 days following delivery by the Company to Parent of written notice of such breach; or

     (f) by Parent by giving written notice to the Company at any time on or prior to October 31, 2004 because Parent has determined, in its sole discretion, that Parent is not satisfied in any manner with Parent's due diligence review of the Company, the Company's Subsidiaries and their respective businesses, including, but not limited to, financial, accounting, legal, customer and business, due diligence.

     Section 7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1 hereof, (a) all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Sections 5.6, 5.9 and Article X, which shall survive the termination of this Agreement and (b) termination shall not preclude either party from suing the other party for any breach of this Agreement that occurred prior to the termination; provided that, notwithstanding the foregoing, if the Parent terminates this Agreement pursuant to Section 7.1(f), then neither Parent nor Newco have any liabilities or obligations under, as a result of or in connection with this Agreement except pursuant to Section
5.6 or Article X hereof, and neither the Company, the Stockholder Representatives or any equityholders will have any claim against Parent or Newco under this Agreement except as a result of any breach by Parent or Newco of any of Section 5.6 or Article X hereof.

          ARTICLE VIII -- SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     Section 8.1 Survival of Representations. The representations and warranties of the Company, Parent and Newco contained in Articles III and IV of this Agreement and in any certificate delivered pursuant to Section 6.2 or Section
6.3 shall survive the Closing for a period of fifteen months after the Closing Date; provided, however, that the representations and warranties of the Company set forth in Sections 3.5, 3.10, 3.11 and 3.13 shall survive the Closing for a period of three years after the Closing Date.

     Section 8.2 General Indemnification.

     (a) After the Closing, Parent, Newco and the Surviving Corporation (each a "Buyer Indemnitee" and together the "Buyer Indemnitees") shall be indemnified, defended and held harmless from the Escrow Account from any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including, without limitation, reasonable attorneys' fees and expenses) ("Loss") suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of:

          (i) the failure of any representation or warranty made by the Company
     (A) contained in this Agreement to be true and correct as of the date of this Agreement or as of the Closing Date or (B) in any certificate delivered to Parent and Newco pursuant to Section 6.2 to be true and correct as of the Closing Date;

          (ii) any breach by the Company of any of its covenants or agreements contained herein which are to be performed by the Company on or before the Closing Date;

          (iii) any (A) payment (whether by settlement or as required by any court order) by the Surviving Corporation or Parent to any dissenting stockholder of the Company in excess of the amount such stockholder would have received pursuant to the terms of this Agreement with respect to the equity securities that are the subject of such dissent or (B) appraisal rights proceeding;

          (iv) the Incentive Bonus Plan;

          (v) any claim by a person who was a stockholder, warrantholder or optionholder of the Company prior to the Effective Time, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company issued prior to the Effective Time (other than the right to receive the consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the DGCL); or (ii) any claim that his, her or its shares of stock of the Company, warrants or options were wrongfully repurchased or terminated by the Company;

          (vi) (a) any of the Unvested Out of the Money Common Stock Options,
     (b) any of the Series C Preferred Stock Warrants or the Series D Preferred Stock Warrants in excess of the Preferred Stock Warrant Consideration included in the final Preferred Purchase Price or (c) any of the Vested and In the Money Options other than for payments to the holders of such Vested and In the Money Options as provided in Section 2.7(c)(iii) and Section 2.12(a) hereof; or

          (vii) any Pre-Closing Taxes except to the extent included in the calculation of Net Working Capital that is part of the final Preferred Purchase Price.

     (b) After the Closing, each of Parent and the Surviving Corporation agrees to indemnify, defend and hold each Company Preferred Securityholder and each holder of Common Stock as of the date of this Agreement (each a "Seller Indemnitee" and together the "Seller Indemnitees") harmless from any Loss suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) the failure of any representation or warranty made by Parent or Newco (A) in this Agreement contained in Article IV of this Agreement to be true and correct as of the date of this Agreement or (B) in any certificate delivered to the Company pursuant to Section 6.3 to be true and correct as of the Closing Date, (ii) any breach by Parent of any of its covenants or agreements contained herein, or (iii) any breach by the Surviving Corporation (including by way of being the successor of Newco and the Company) of any of its covenants or agreements contained herein which are to be performed by the Surviving Corporation after the Closing Date.

     Section 8.3 Indemnification Claims.

     (a) Notice of Third Party Actions. An Indemnified Party shall give written notification to the Responsible Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed Losses; provided, however, that no delay or failure on the part of the Indemnified

Party in so notifying the Responsible Party shall deprive the Indemnified Party of its rights to indemnification hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure.

     (b) Indemnification of Third Party Actions for the Benefit of the Buyer Indemnitees. The obligations and liabilities with respect to a Third Party Action for which any Buyer Indemnitee is entitled to indemnification pursuant to this Article VIII will be subject to the following terms and conditions:

          (i) Stockholder Representatives will have the right, but not the obligation, to defend against and to direct the defense of any such Third Party Action and any related Legal Proceeding at the sole cost and expense of Stockholder Representatives (which costs and expenses shall be on behalf of, and reimbursable on a pro rata basis by, the Company Preferred Securityholders from the Expense Funds (as defined in Section 9.1(b)) or otherwise and with counsel of Stockholder Representatives' choosing (subject to the approval of Parent, which will not be unreasonably withheld or delayed) and Parent and Surviving Corporation will reasonably cooperate in the defense thereof. Parent may participate in such defense with counsel of its own choosing, provided that Parent will not, following written notice of Stockholder Representatives' election to defend against and direct the defense of any such Third Party Action, be entitled to indemnification under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Legal Proceeding incurred by Parent or any of its Affiliates in connection with the defense of such Legal Proceeding. If the Stockholder Representatives assume the defense of a Third Party Action, no compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by Stockholder Representatives without the written consent of Parent (which consent will not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Surviving Corporation, Parent or their respective Affiliates, and (y) the sole relief provided is monetary damages that are paid in full from the Escrow Account. Notwithstanding the foregoing, Stockholder Representatives will not have the right to defend (but may participate in such defense) against or to direct the defense of any such Third Party Action and any related Legal Proceeding (and Parent shall expressly have such right) if (X) the amount of the claimed damages in the applicable Third Party Action is greater than the amount of Losses for which the Buyer Indemnities are entitled to indemnification under this Article VIII or (Y) the Third Party Action involves any Governmental Authority as a party thereto, criminal liability, or any Third Party Action in which equitable relief is sought against any of the Buyer Indemnitees.

          (ii) Notwithstanding the provisions of Section 8.3(b)(i) of this Agreement, if Stockholder Representatives fail or refuse to undertake the defense of such Third Party Action within 10 days after delivery of written notification to Stockholder Representatives of the commencement of such Third Party Action or if the Stockholder Representatives later withdraw from such defense, Parent will have the right to undertake the defense of such claim with counsel of its own choosing, with the costs and expenses of such defense to be paid for from the Escrow Account and with the Company Preferred

     Securityholders bound by any determination made in such Third Party Action or any compromise or settlement effected by Parent (so long as any such compromise or settlement is reasonably acceptable to the Stockholder Representatives; provided that if Stockholder Representatives are requested to approve any such compromise or settlement and do not respond within 5 business days of such request, then such compromise or settlement will be deemed reasonably acceptable to the Stockholder Representatives).

          (iii) Parent will have the right (including the selection of counsel, which counsel must be reasonably satisfactory to the Stockholder Representatives) to defend against, direct the defense of, or, subject to the last sentence of this Section 8.3(b)(iii), settle any Third Party Action described in the last sentence of Section 8.3(b)(i) and any related Legal Proceeding. In connection with any such Third Party Action described in the last sentence of Section 8.3(b)(i), Parent agrees (i) to keep Stockholder Representatives reasonably informed of its defense and resolution of the Third Party Action, (ii) to report to Stockholder Representatives in writing, at least quarterly, as to the amount of Losses (including attorneys' fees and expenses) incurred as of the date of such report, and (iii) that it will make reasonable judgments with respect to incurring costs and expenses and other Losses (including the selection of outside counsel).

     (c) Indemnification of Third Party Actions for the Benefit of the Seller Indemnitees. The obligations and liabilities with respect to a Third Party Action for which any Seller Indemnitee is entitled to indemnification pursuant to this Article VIII will be subject to the following terms and conditions:

          (i) Parent will have the right, but not the obligation, to defend against and to direct the defense of any such Third Party Action and any related Legal Proceeding at Parent's sole cost and expense and with counsel of Parent's choosing (subject to the approval of Stockholder Representatives, which will not be unreasonably withheld or delayed) and Stockholder Representatives will reasonably cooperate in the defense thereof. Stockholder Representatives may participate in such defense with counsel of their own choosing, provided that Parent will not, following written notice of its election to defend against and direct the defense of any such Third Party Action, be liable to the Buyer Indemnitees under this
     Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Legal Proceeding incurred by Stockholder Representatives or any Company Preferred Securityholder in connection with the defense of such Legal Proceeding unless Parent is also a party to such Third Party Action and Stockholder Representatives determines in good faith that the Company Preferred Securityholders have available to them one or more defenses or counterclaims that are inconsistent with those of Parent. If Parent assumes the defense of a Third Party Action, no compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by Parent without the written consent of Stockholder Representatives (which consent will not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Company Preferred Securityholders, and (y) the sole relief provided is monetary damages that are paid in full by Parent.

          (ii) Notwithstanding the provisions of Section 8.3(c)(i) of this Agreement, if Parent fails or refuses to undertake the defense of such Third Party Action within 10 days after delivery of written notification to Parent of the commencement of such Third Party Action or if Parent later withdraws from such defense, Stockholder Representatives will have the right to undertake the defense of such claim with counsel of their own choosing, with Parent responsible for the costs and expenses of such defense and bound by any determination made in such Third Party Action or any compromise or settlement effected by Stockholder Representatives (so long as any such compromise or settlement is reasonably satisfactory to Parent; provided that if Parent is requested to approve any such compromise or settlement and does not respond within 5 business days of such request, then such compromise or settlement will be deemed reasonably acceptable to the Parent).

     (d) Cooperation. All of the parties hereto shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

     (e) Claim Notice. In order to seek indemnification under this Article VIII, an Indemnified Party shall deliver a Claim Notice to the Responsible Party.

     (f) Response. Within 30 days after delivery of a Claim Notice, the Responsible Party shall deliver to the Indemnified Party a Response, in which the Responsible Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case (x) if the Responsible Party is Parent, then the Response shall be accompanied by a payment by Parent to the Indemnified Party of the Claimed Amount, by check or by wire transfer of immediately available funds and (y) if the Responsible Party is the Stockholder Representatives, then Parent and Stockholder Representatives shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to Parent), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case (xx) if the Responsible Party is Parent, then the Response shall be accompanied by a payment by Parent to the Indemnified Party of the Agreed Amount, by check or by wire transfer of immediately available funds and (yy) if the Responsible Party is the Stockholder Representatives, then Parent and Stockholder Representatives shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to Parent), and/or (iii) dispute that the Indemnified Party is entitled to receive any or all of the Claimed Amount.

     (g) Dispute. During the 30-day period following the delivery of a Response that reflects a Dispute, the Responsible Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, such Dispute shall be resolved in a state or federal court sitting in New York, New York. In connection with any such Dispute, if the Responsible Party is the Stockholder Representatives, then Parent and Stockholder Representatives shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Funds shall be disbursed to Parent and/or the Stockholder Representatives (which notice shall be consistent with the terms of the resolution of the Dispute).

     Section 8.4 Limitations on Indemnification Obligations.

     (a) The rights of the Buyer Indemnities to indemnification pursuant to the provisions of Section 8.2(a) are subject to the following limitations:

          (i) the Buyer Indemnitees will not be entitled to recover Losses pursuant to clause (i) of Section 8.2(a) until the total amount which the Buyer Indemnitees would recover under clause (i) of Section 8.2(a), but for this clause (ii), exceeds $375,000 (the "Threshold") (at which point the Buyer Indemnitees shall be entitled to receive only the aggregate Losses that exceed the Threshold); provided, however, that, subject to clause (ii) of this Section 8.4(a), the Buyer Indemnitees will be entitled to recover all Losses (without regard to the Threshold) as a result of any breach of the representations and warranties contained in Section 3.5 or Section 3.10 of this Agreement; and

          (ii) in the aggregate, the Buyer Indemnitees, with respect to Losses pursuant to Section 8.2(a), (x) will be entitled to recover no more than the remaining portion of the Escrow Amount (the "Cap") and (y) pursuant to this Agreement or in connection with any certificate delivered in connection herewith, will not be entitled to recover Losses from any source other than the Escrow Account.

     (b) No Company Preferred Securityholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any amounts payable as a result of the indemnification obligations set forth in
Section 8.2(a) hereof.

     (c) The obligations to indemnify and hold harmless pursuant to clause (i) of Section 8.2(a) and pursuant to clause (i) of Section 8.2(b) shall survive the consummation of the transactions contemplated hereby for fifteen months; except
(i) the obligations to indemnify and hold harmless pursuant to clause (i) of
Section 8.2(a) for representations and warranties of the Company set forth in Sections 3.5, 3.10, 3.11 and 3.13 shall survive the consummation of the transactions contemplated hereby for three years, and (ii) for claims for indemnification pursuant to clause (i) of Section 8.2(a) and clause (i) of
Section 8.2(b) asserted prior to the end of the fifteen-month period or three-year period, as applicable, which claims shall survive until final resolution thereof.

     (d) Exclusive Remedy. Notwithstanding anything else contained in this Agreement to the contrary, including, without limitation, Section 10.12, after the Closing, other than for equitable remedies, willful breaches of covenants, representations and warranties and fraud, indemnification pursuant to the provisions of this Article VIII shall be the exclusive remedy for the parties hereto for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement or in any certificate delivered pursuant hereto.

     (e) Treatment of Indemnity Payments. Any payments made to an Indemnified Person pursuant to this Article VIII shall be treated as an adjustment to the Preferred Purchase Price for Tax purposes.

     (f) Subrogation. Upon making an indemnity payment pursuant to this Agreement, the Responsible Party will, with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment related. Without limiting the generality of any other provision hereof and subject to the foregoing sentence, each such Indemnified Party and Responsible Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

     Section 8.8 No Double Recovery. Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliate has been reimbursed for such amount under any other provision of this Agreement, the Exhibits or Schedules attached hereto, or any document executed in connection with this Agreement, by any insurance proceeds or under any insurance policy, or otherwise. To the extent that any Losses are covered by insurance of which a party hereto is a beneficiary, then such party shall use its commercially reasonable efforts to collect any such amounts from such insurer.

         ARTICLE IX -- REPRESENTATIVE OF THE HOLDERS OF PREFERRED STOCK

     Section 9.1 Authorization of Representative.

     (a) Stockholder Representatives are hereby appointed, authorized and empowered to act as the representatives, for the benefit of the Company Preferred Securityholders, as the exclusive agent and attorney-in-fact to act on behalf of each holder of Preferred Stock, in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreement, which shall include the power and authority:

          (i) to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Stockholder
     Representatives, in their sole discretion, shall have consented) and to agree to such amendments or modifications thereto as Stockholder Representatives, in their sole discretion, determine to be desirable;

          (ii) to execute and deliver such waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as Stockholder
     Representatives, in their sole discretion, may deem necessary or desirable;

          (iii) to enforce and protect the rights and interests of the holders of Preferred Stock (including Stockholder Representatives, in their capacity as stockholders in the Company) and to enforce and protect the rights and interests of Stockholder Representatives arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all claims for indemnification brought under Article VIII hereof), and to take any and all actions which Stockholder Representatives believe are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of the holders of Preferred Stock, including, without limitation, asserting or pursuing any claim, action, proceeding or investigation (a "Claim") against Parent, Newco and/or Surviving Corporation, defending any Third Party Claims or Claims by the Purchaser Indemnitees, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, Surviving Corporation and their respective representatives regarding such Claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Corporation or any other person, or by any federal, state or local Governmental Authority against Stockholder Representatives and/or any of the holders of Preferred Stock and/or the Escrow Funds, and receive process on behalf of any or all holders of Preferred Stock in any such claim, action, proceeding or investigation and compromise or settle on such terms as Stockholder Representatives shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as Stockholder Representatives may deem advisable or necessary;
     (D) settle or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Stockholder Representatives shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

          (iv) to refrain from enforcing any right of the holders of Preferred Stock or any of them and/or Stockholder Representatives arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of Stockholder Representatives, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by Stockholder Representatives or by the holders of Preferred Stock unless such waiver is in writing signed by the waiving party or by Stockholder Representatives; and

          (v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that Stockholder Representatives, in their sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

     (b) Stockholder Representatives shall not be entitled to any fee, commission or other compensation for the performance of their services under this Article IX, but shall be entitled to the payment of all their expenses incurred as representatives. In connection with the foregoing, at the Closing, the Surviving Corporation shall transfer $350,000 (the "Expense Funds") to Stockholder Representatives, to be used by Stockholder Representatives to pay expenses incurred by Stockholder Representatives in their capacity as representatives (and shall use such amounts to pay any of the fees and expenses they incur in connection with disputes related to Article VIII and adjustments pursuant to Section 2.7(b) and (c)). Once Stockholder

Representatives determine, in their sole discretion, that they will not incur any additional expenses in their capacity as representatives, then they will appropriately distribute the remaining unused Expense Funds, if any, to the Company Preferred Securityholders. In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon Stockholder Representatives hereunder (i) Stockholder Representatives shall incur no responsibility whatsoever to any holders of Preferred Stock by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) Stockholder Representatives shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of Stockholder Representatives pursuant to such advice shall in no event subject Stockholder Representatives to liability to any holders of Preferred Stock. Each holder of Preferred Stock shall indemnify the Stockholder Representatives for a Pro Rata Portion of all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys', accountants' and other experts' fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of Stockholder Representatives hereunder, or under the Escrow Agreement or otherwise. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of Stockholder Representatives hereunder for its willful misconduct. In the event of any indemnification hereunder, upon written notice from Stockholder Representatives to the holders of Preferred Stock as to the existence of a deficiency toward the payment of any such indemnification amount, each holder of Preferred Stock shall promptly deliver to Stockholder Representatives full payment of their Pro Rata Portion of the amount of such deficiency.

     (c) All of the indemnities, immunities and powers granted to Stockholder Representatives under this Agreement shall survive the Effective Date and/or any termination of this Agreement and/or the Escrow Agreement.

     (d) Parent and Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by Stockholder Representatives pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the holders of Preferred Stock.

     (e) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any holder of Preferred Stock; and (ii) shall survive the consummation of the Merger.

     (f) Should a Stockholder Representative resign or be unable to serve, the Stockholder Representative shall appoint a single substitute agent to take on the responsibility of such representative hereunder, whose appointment shall be effective on the date of Stockholder Representative's designee's resignation or incapacity.

     (g) The Stockholder Representatives shall be required to act unanimously.

                           ARTICLE X -- MISCELLANEOUS

     Section 10.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, two days after the date of mailing, as follows:

          If to Parent and/or Newco:

               MTS Group Holdings, Inc.
               c/o Soros Private Equity Investors LP
               888 Seventh Avenue
               New York, NY 10106
               Attn: General Counsel and Jonathan Bilzin
               Facsimile: (917) 206-0757 and (917) 206-0645

               with a copy to (which shall not constitute notice):

               Kirkland & Ellis LLP
               153 East 53rd Street
               New York, NY 10022-4675
               Attention: W. Brian Raftery, Esq.
               Facsimile: (212) 446-4900

          If to the Company:

               HealthScribe, Inc.
               21670 Ridgetop Circle, Suite 100
               Sterling, Virginia 20166
               Attention: Chief Executive Officer
               Facsimile: (703) 480-1045

               with a copy to:

               Holland & Knight LLP
               1600 Tysons Boulevard, Suite 700
               McLean, VA 22102
               Attention: Eric Wechselblatt
               Facsimile: (703) 720-8610

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

     Section 10.2 Exhibits and Schedules. All exhibits (as exhibits and not as binding agreements) and schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

     Section 10.3 Computation of Time. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York City, New York are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

     Section 10.4 Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein; provided that if the transactions provided for in this Agreement are consummated, the Company's failure to pay such expenses shall not breach the foregoing covenant but instead shall cause a purchase price adjustment pursuant to Sections 2.7(b) and (c). Subject to the foregoing sentence, Parent and Newco understand and acknowledge (but without limiting the adjustment to the Preferred Purchase Price effected thereby and the other adjustments set forth in this Agreement) that all Seller Expenses will be paid by the Company in cash at or prior to the Closing. In addition, if the Closing occurs, then Parent may have the Surviving Corporation pay (or reimburse Parent for) Parent's expenses incidental to this Agreement and the transactions contemplated herein (but the payment of such expenses shall have no effect on the Preferred Purchase Price). Notwithstanding the foregoing, (x) if this Agreement is terminated, then promptly after such termination, Parent and/or Newco shall pay the Reimbursement Amount to the Company and (y) if this Agreement is terminated and, as of the date of such termination, the Company has failed to satisfy any of the conditions set forth in Sections 6.2(g), 6.2(l) or 6.2(n), then, in either case, the Company shall promptly reimburse Parent and its affiliates for 50% of their respective reasonable out-of-pocket fees and expenses incurred in connection with the negotiation of this Agreement and the due diligence review of the Company and its Subsidiaries up to a maximum of $250,000 (provided further that if the Company has failed to satisfy the conditions set forth in Section 6.2(n) and the amount of the Balance Sheet Components would have been greater than or equal to $8.6 million then the Company shall promptly reimburse Parent and its affiliates for all of their respective reasonable out-of-pocket fees and expenses incurred in connection with the negotiation of this Agreement and the due diligence review of the Company and its Subsidiaries up to a maximum of $500,000).

     Section 10.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without reference to the choice of law or conflicts of law principles thereof.

     Section 10.6 Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of law or otherwise, and any attempted assignment shall be null and void; provided that without such consent, prior to Closing, Parent and/or Newco may assign their rights and interests to any Affiliate and/or as collateral security to any financial institution or underwriter providing financing in connection herewith; provided further that, following any such assignment of rights and interests, Parent or Newco, as applicable, shall remain liable for all of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder except
(i) as expressly provided in Section 5.15 hereof and (ii) on or after the Closing, the enforcement by the holders of Company's equity securities of their respective rights to receive any consideration owed to them pursuant to the terms of Article II.

     Section 10.7 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a mutually executed counterpart to this Agreement.

     Section 10.8 Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

     Section 10.9 Entire Agreement. This Agreement, including the Schedules attached thereto, and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters (including the letter agreement, dated as of August 5, 2004, by and between the Company and Soros Private Equity Investors LP and any amendments thereto). The Confidentiality Agreement shall terminate at the time of the Closing.

     Section 10.10 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

     Section 10.11 No Strict Construction. Each of the parties hereto acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

     Section 10.12 Specific Performance. Each of the Company and Parent and Newco acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

     Section 10.13 Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this

Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

     Section 10.14 Failure or Indulgence not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or parties exercise of any such right preclude any other or further exercise thereof or any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     Section 10.15 Amendments. This Agreement may be amended, at any time prior to the Effective Time, by action taken by the respective boards of directors of the Company, and Parent and Newco. This Agreement (including the provisions of this Section 10.15) may not be amended or modified except by an instrument in writing signed on behalf of all of the parties required pursuant to the preceding sentence.

                                  * * * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

                                        HEALTHSCRIBE, INC.


                                        By: /s/ Mike King
                                            ------------------------------------
                                        Name: Mike King
                                              ----------------------------------
                                        Title: CEO
                                               ---------------------------------


                                        MTS GROUP HOLDINGS, INC.


                                        By: /s/ Jonathan Bilzin
                                            ------------------------------------
                                        Name: Jonathan Bilzin
                                              ----------------------------------
                                        Title: Vice President
                                               ---------------------------------


                                        HSI MERGER SUB, INC.


                                        By: /s/ Jonathan Bilzin
                                            ------------------------------------
                                        Name: Jonathan Bilzin
                                              ----------------------------------
                                        Title: Vice President
                                               ---------------------------------

The undersigned Stockholder Representatives hereby accept appointment as the representatives for the benefit of the holders of Preferred Stock as set forth herein and agrees to the provisions hereunder relating thereto.

/s/ John C. McIlwraith
------------------------------------
JOHN C. MCILWRAITH, as the designee of Blue Chip Venture Company, Ltd.

/s/ Frank A. Adams
------------------------------------
FRANK A. ADAMS, as the designee of Grotech Capital Group V, L.L.C.